Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

OMEROS CORPORATION

as Seller

RAYNER SURGICAL INC.

as Purchaser

and

solely for the purposes of Article V and Section 6.24

RAYNER SURGICAL GROUP LIMITED

as Parent Guarantor

Dated as of December 1, 2021

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

i

Exhibits

Exhibit A	Form of Domain Name Assignment Agreement
Exhibit B	Form of Patent Assignment Agreement
Exhibit C	Form of Trademark Assignment Agreement
Exhibit D	Terms of Transitional Services Agreement
Exhibit E	Form of Transitional Trademark License Agreement
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Form of Royalty Report

Attachments

Seller Schedule

Purchaser Schedule

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is entered into as of December 1, 2021 (the “Execution Date”), by and among Omeros Corporation, a Washington corporation (the “Seller”), Rayner Surgical Inc., a Delaware corporation (“Purchaser” and together with the Seller, each individually a “Party” and together, the “Parties”) and, solely for the purposes of Article V and Section 6.24, Rayner Surgical Group Limited, a company limited by shares incorporated under the laws of England (“Parent Guarantor”).

WHEREAS, the Seller and the Selling Affiliates are engaged in the Exploitation of the Product;

WHEREAS, the Seller desires to sell, assign, transfer or otherwise convey or cause the Selling Affiliates to sell, assign, transfer or otherwise convey to Purchaser, and Purchaser desires to purchase and acquire from the Seller or the Selling Affiliates, all of the Seller’s and the Selling Affiliates’ right, title and interest in and to the Purchased Assets, and, in connection therewith, Purchaser shall assume the Assumed Liabilities (collectively, the “Acquisition”); and

NOW, THEREFORE, in consideration of the premises, representations and warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth herein.

ARTICLE I

Definitions

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates in respect of any period prior to the Closing Date.

“Acquisition Proposal” means any proposal or offer from any Person (other than the Purchaser or its Affiliates) relating to any direct or indirect sale, license, disposition or acquisition of the Product or any of the Purchased Assets, other than sales of inventory in the ordinary course of business, in a single transaction or series of related transactions.

“Action” means any action, arbitration, hearing, complaint, litigation, suit, proceeding or government charge (whether civil, criminal or administrative).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and, for the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, that unless expressly specified otherwise hereunder, in no event shall any member of the CVC Network be an Affiliate of Purchaser or Parent Guarantor and in no event shall Purchaser or Parent Guarantor be a member of the CVC Network.

1

“Ancillary Agreements” means the agreements and instruments to be executed and delivered in connection with this Agreement, including the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Transitional Services Agreement, the Transitional Trademark License Agreement and the Assignment and Assumption Agreement.

“Anti-Corruption Laws” means all applicable anti-bribery and anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.), the Bribery Act 2010, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and Laws enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Assumed Tax Liabilities” means (a) all liabilities for Taxes arising out of, in respect of or relating to the Business or the Purchased Assets for all Post-Closing Tax Periods, (b) Purchaser’s liability for Transfer Taxes pursuant to Section 10.1(b), and (c) liabilities for all Taxes in respect of or relating to the Business or the Purchased Assets resulting from a Purchaser Tax Act or attributable to any breach by Purchaser or any of its Affiliates of any covenant or other agreement hereunder.

“Books and Records” means all (a) promotional labeling, advertising, marketing materials, market research, Sales and Promotional Materials, pricing lists, consulting deliverables, materials and plans related to media, training (including any related outlines and quizzes/answers, if any), trade shows (including displays); and other related literature, catalogs, publications, videos and materials, including consumer, customer and end-user information, and (b) other books and records (other than the Regulatory Documentation) reasonably necessary to and used by Seller or the Selling Affiliates to Exploit the Product, in each case ((a) and (b)), that are (i) exclusively related to the Product or the Business and (ii) in Seller’s or any of the Selling Affiliates’ control and in the form currently maintained by Seller (e.g., electronic), and in all cases excluding any Seller Names and Marks.  For clarity, Books and Records does not include (1) any general ledger or (2) books, documents, records, files or other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements including any strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Business.

“Business” means the Exploitation of the Product as conducted on or prior to the Execution Date by the Seller and the Selling Affiliates.

“Business Benefit Plan” means each employment, retirement, pension, deferred compensation, medical, dental, disability, life, severance, change-in-control, retention, vacation, incentive commission and bonus, fringe benefit, equity-based compensation, and stock purchase plan or program either (a) sponsored, maintained or contributed to or required to be maintained or contributed to by the Seller or any of its Affiliates for the benefit of any Business Employee or (b) under which the Seller or any Selling Affiliate could reasonably be expected to have any liability with respect to any Business Employee, in each case, (i) whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) excluding plans or programs required by applicable Law.

2

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York or London, United Kingdom are permitted or obligated by Law to remain closed.

“Business Employee” means any employee of the Seller or any of its Affiliates listed on Section 1.1(a) of the Seller Schedule as of the Execution Date (as such list may be updated from time to time prior to Closing upon mutual written agreement of Seller and Purchaser, the “Business Employee List”).

“Business Material Adverse Effect” means any event, change, occurrence, circumstance, condition, state of facts, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, results of operations or financial condition of the Purchased Assets, the Assumed Liabilities or the Business, taken as a whole, or (b) prevents, materially impedes, materially delays or is reasonably likely to prevent, materially impede or materially delay the consummation and performance by the Seller or its Affiliates of the transactions contemplated by this Agreement and the Ancillary Agreements, taken as a whole, and their respective obligations thereunder; provided, however, that none of the following, and no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Business Material Adverse Effect: (i) the Seller’s or any of its Affiliates’ compliance with the terms and conditions of this Agreement; (ii) any other action by the Seller or any of its Affiliates (1) expressly contemplated by this Agreement, (2) which Purchaser has expressly requested in writing or (3) to which Purchaser has consented in writing; (iii) any event, change, occurrence or effect affecting the industry, industry sectors or any geographic markets in which the Business operates generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates; (iv) political or regulatory conditions, including the worsening of any existing conditions; (v) any natural disaster, health condition (including an epidemic, pandemic or disease outbreak, such as COVID-19), or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; (vi) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any health condition (including any epidemic, pandemic or disease outbreak, such as COVID-19) and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “Pandemic Measures”), including any change, effect, event or circumstance with respect to any health condition or Pandemic Measures or any escalation or worsening thereof (including any subsequent waves), (vii) any failure of the Seller or any of its Affiliates or the Business to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (provided, that the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise excluded by this definition); (viii) the negotiation or execution of this Agreement or any Ancillary Agreement or the announcement or pendency or consummation of the Acquisition or a potential transaction involving the Business, including any litigation or

3

any loss of, or impact on the relationship of the Business with, any employees, partners, suppliers, customers, regulators or licensees; (ix) any acts or omissions of Purchaser or any of its Affiliates; (x) any use or market entry of any product that is a competitor to the Product (other than under a marketing authorization or other regulatory approval granted by a Governmental Authority to a Third Party); or (xi) any change or prospective change in Laws, US GAAP or other applicable accounting standards or the enforcement thereof; provided, further, that with respect to a matter described in any of clauses (iii), (iv), (v), (vi), and (xi), such event, change, occurrence or effect may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the Business relative to other operating businesses similar to the Business.

“Calculation Time” means 11:59 p.m. (Eastern time) on the day immediately before the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means (a) all information (whether prepared by the Seller, any of its Affiliates or otherwise) relating to the Seller, its Affiliates or their respective businesses, including the Business, including any technical, scientific, trade secret or other proprietary information with respect to the Seller or its Affiliates with which Purchaser or its representatives have or may come into contact in the course of their investigation, negotiation and consummation of the Acquisition and the other transactions contemplated hereby, whether before or after the Execution Date, and regardless of whether such information is furnished in writing, orally, in electronic form or otherwise and (b) all information related to the Seller or its Affiliates and their respective businesses, including the Business, contained in analyses, compilations, studies or other documents (regardless of the form in which any such analyses, compilations, studies or other documents are maintained) prepared by Purchaser or any of its representatives to the extent these contain or otherwise reflect any information referred to in clause (a) of this definition.  Confidential Information shall not include any information which: (i) is or becomes publicly known or publicly available without any disclosure by Purchaser or any of its representatives or (ii) becomes lawfully available to Purchaser or any of its representatives on a non-confidential basis from a source other than the Seller or any of its Affiliates, which source is not under any obligation of confidentiality with respect to such information.

“Contract” means unexpired contracts, leases, subleases, licenses, agreements, guarantees, commitments, purchase orders, indentures, notes, bonds, loans or credit agreements, instruments, mortgages, deeds of trust license, powers of attorney, guaranties and all other legally binding written instruments, arrangements, understandings or obligations, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto and all renewals, replacements and substitutions therefor.

“Control” means, with respect to any Intellectual Property or Know-how, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise, to grant a license, sublicense or other right to or under such Intellectual Property or Know-how as provided for herein without violating the terms of any Contract with any third party.

4

“Copyrights” means copyrights and applications and registrations and renewals therefor.

“COVID-19” means the disease caused by severe acute respiratory syndrome coronavirus novel coronavirus disease, COVID-19 virus (SARS-COV-2) (or related strains, variations, and sequences) or mutations, (or antigenic shifts) thereof or a public health emergency resulting therefrom, or associated epidemics, pandemics or disease outbreaks.

“CVC Funds” means funds or vehicles advised by *[***] and/or its Subsidiaries from time to time.

“CVC Network” means [***] and each of its Subsidiaries from time to time, (iii) the CVC Funds, (iv) any portfolio company invested in by the CVC Funds from time to time excluding Purchaser, Parent Guarantor and any other Persons through which the CVC Funds indirectly invest in Purchaser, and (v) [***] and each of its subsidiaries from time to time and any funds or entities managed or advised by them from time to time.

“Data Room” means the virtual data room maintained by the Seller or one or more of its representatives with Workspaces under the project name “Project Omaha” with respect to the transactions contemplated hereby.

“Diligent Efforts”  means, with respect to the Subject Products, the performance of obligations or tasks in a manner consistent with diligent practices of companies of reasonably comparable size and resources in the pharmaceutical industry for the marketing, promotion and sale of a product having similar technical and regulatory characteristics and similar market potential, profit potential and strategic value, and that is at a similar stage in its product life cycle, in each case based on all relevant factors and all conditions then prevailing, and, solely with respect to the exercise of Diligent Efforts with respect to the Subject Products in the United States, [***].  For clarity, Diligent Efforts shall be assessed on a country-by-country basis.

“Domain Name Assignment Agreement” means that certain Domain Name Assignment Agreement to be entered into as of the Closing Date among Purchaser and the Seller or the Selling Affiliate(s) party thereto, for the assignment to Purchaser of the Seller’s and the Selling Affiliates’ right, title and interest to and in the Purchased Domain Names, substantially in the form of Exhibit A attached hereto.

“Domain Names” means registered internet domain names.

“Environmental Laws” means all applicable Laws and permits relating to pollution or the protection of the environment or natural resources, or human health and safety (as it relates to exposure to Hazardous Materials), or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture,

* [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

5

handling, transport, sale, distribution, reclamation, recycling, use, treatment, storage or disposal of, or exposure to, Hazardous Materials or materials containing Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA affiliate” means, with respect to any entity, (a) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

“European Major Markets” means France, Germany, Italy, Spain and the United Kingdom.

“Excluded Contracts” means the Contracts related to the Business to which Seller or any of its Affiliates is a party that are not Purchased Contracts, as set forth on Section 1.1(b) of the Seller Schedule, in their entirety.

“Exploit” (and related terms such as “Exploitation”) means with respect to any product, the research, development (including seeking, obtaining or maintaining Regulatory Approvals), Manufacture, testing, packaging, labeling, storage, import, export, distribution, sale, licensing, commercialization, transportation, registration, outsourcing, advertising, marketing and promotion of such product, as applicable.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and all rules and regulations promulgated thereunder.

“Fraud” means an intentional misrepresentation of a representation or warranty in this Agreement or an Ancillary Agreement that constitutes common law fraud under the Laws of the State of Delaware.

“Generic Version” means, with respect to any Subject Product in a particular country, any pharmaceutical product that (a) is sold in such country by a Third Party that is not an Affiliate or licensee (regardless of tier) of Purchaser or any of its Affiliates under a marketing authorization or other regulatory approval granted by a Governmental Authority to a Third Party, (b) is a phenylephrine and ketorolac intraocular solution 1%/0.3% and (c) is approved in reliance on a prior Regulatory Approval of any Subject Product granted to Purchaser, any of Purchaser’s Affiliates or its or their licensees (regardless of tier) or assignees, or Seller or any of Seller’s Affiliates or its or their licensees (regardless of tier) or assignees by the applicable Governmental Authority; provided, however, that, for clarity, any Subject Product manufactured, sold or authorized by Purchaser, its Affiliates or (sub)licensees shall not constitute a Generic Version.

“Good Clinical Practice” or “GCP” means the standards for the clinical development and research of drugs, including all Laws and requirements relating to the protection of human subjects and the design, conduct, performance, monitoring, auditing, recording, analysis and

6

reporting of clinical trials, promulgated, enforced, or endorsed by any Governmental Authority, including 21 C.F.R. Parts 11, 50, 54, 56 and 312, the European Union’s Commission Directive 2005/28/EC, the corresponding national law of the European Union’s Member States and the United Kingdom’s Medicines for Human Use (Clinical Trials) Regulations 2004.

“Good Laboratory Practice” or “GLP” means the standards, practices, and procedures for good laboratory practices by research laboratories promulgated, enforced, or endorsed by any Governmental Authority, including 21 C.F.R. Part 58, the European Union’s Directive 2004/10/EC, the corresponding national law of the European Union’s Member States and the United Kingdom’s Good Laboratory Practice Regulations 1999.

“Good Manufacturing Practice” or “GMP” means the then-current applicable standards, practices and procedures for the methods to be used in, and the facilities or controls to be used for, the Manufacture of the Product or any Subject Product, as promulgated, enforced, or endorsed by any Governmental Authority, including FDA regulations at 21 C.F.R.  Parts 210 and 211, and otherwise under 21 U.S.C. 351, the European Union’s Commission Directive 2003/94/EC, the corresponding national law of the European Union’s Member States and the United Kingdom’s Human Medicines Regulations 2012, or as otherwise required by applicable Laws, as in effect at the time of Manufacture.

“Governmental Authority” means any supranational, international, European Union, national, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign, including FDA and any corresponding foreign agency, or any court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indirect Taxes” means any and all sales, use, value added, goods and services, and similar turnover or gross margin Taxes incurred or imposed in respect of the transfer of the Business or the Purchased Assets pursuant to this Agreement; provided, however, that Washington B&O Tax is not an Indirect Tax.

“Intellectual Property” means the following: (a) Patents, (b) Trademarks and (c) Copyrights.

“Inventory Value Target Amount” means $700,000.

“Know-how” means any and all technical, scientific, commercial and other information, including inventions (whether patentable or not), trade secrets, know-how, confidential data, specifications, formulations, manufacturing processes, chemical or biological manufacturing control data, research and development data and quality control procedures and clinical data.

7

“Knowledge of the Purchaser” means the actual knowledge, after due inquiry, of any of the individuals listed on Section 1.1(c) of the Purchaser Schedule.

“Knowledge of the Seller” means the actual knowledge, after due inquiry, of any of the individuals listed on Section 1.1(c) of the Seller Schedule.

“Law” means any domestic or foreign, federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, order or other requirement having the force of law of any Governmental Authority.

“Liability” means, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, obligation, expense, claim, loss, deficiency, debt, guarantee or endorsement of or by such Person of any type, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Liens” means any and all mortgages, liens, pledges or other encumbrances of any kind, including hypothecation, ownership interest of others, claim, easement, title retention agreement, voting trust agreement, option, right of first refusal, survey defect, imperfection of title, charge or other security interest.

“Manufacture” means all activities related to the design, production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of a pharmaceutical product or any intermediate quality assurance and quality testing thereof.

“Material Contracts” means (a) the Purchased Contracts and (b) all of the Contracts to which Seller or any Selling Affiliate is a party or by which it is bound that primarily relate to the Product or the Business or are necessary for the continued operation of the Business, including:

(i)any Contract (excluding purchase orders) for the manufacture or purchase of Products, active pharmaceutical ingredients or other materials, supplies, goods, equipment or other tangible assets in connection with the Business;

(ii)any sales, distribution, discounting or other similar agreement relating to the sale by Seller or its Affiliates of Products or other materials, supplies, goods, equipment or other tangible assets;

(iii)any partnership, joint venture, strategic alliance, collaboration, co-promotion, co-development, or research and development Contract with respect to the Product or the Business;

(iv)any agreement containing covenants expressly limiting or restricting in any material respect the freedom of the Seller or its Affiliates to compete in any line of business, therapeutic area or with any Person or in any geographic region and which would so limit or restrict the freedom of Buyer or its Affiliates with respect to the Business after the Closing Date;

8

(v)any agreement as obligor or guarantor relating to indebtedness or any other agreement mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien), any bank guarantees, performance or similar guarantees, in each case, with respect to the Purchased Assets;

(vi)any agreement that relates to research, clinical trial, development, distribution, license, marketing, promotion, commercialization, use, exploitation or manufacturing by any third party of the Product;

(vii)any agreement granting any right of first offer, right of first refusal or right of first negotiation with respect to any of the Purchased Assets;

(viii)any agreement that requires the applicable party thereto to purchase its total requirements of any product or services from the other party thereto in connection with the Business;

(ix)any agreement with a customer granting any “most favored nations” pricing terms that apply to the Business;

(x)any agreement that provides for the exclusive (A) manufacture of any element, (B) sale, or (C) distribution of the Product;

(xi)any agreement that imposes material minimum purchase obligations, including any obligation to purchase all or any portion of a party’s requirements for a product;

(xii)any agreement that contains material “take or pay” obligations;

(xiii)any agreement related to the settlement of any (i) material Action involving a claim for money damages, or (ii) any other material Action not involving a claim for money damages;

(xiv)any agreement to which any Governmental Authority is a party;

(xv)any agreements to which Seller or any of its Affiliates grants to or obtains from a third party a license (including sublicense) under any Intellectual Property, other than any (a) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (b) non-exclusive licenses granted to contractors in the ordinary course of business;

(xvi)Personal Property Leases;

(xvii)Contracts that are not terminable by Seller on notice of ninety (90) days or less without penalty;

(xviii)any acquisition or divestiture contract that contains financial covenants, indemnities or other payment obligations (including “earn-out,” “milestone” or other contingent payment obligations); or

9

(xix)any other agreement that, if terminated or not renewed (or if otherwise not in effect) would have a Business Material Adverse Effect.

“Milestone Event” means the occurrence of the event described on Section 1.1(d) of the Seller Schedule.

“Net Revenue” means, with respect to a Subject Product for any period, the gross amount billed or invoiced by or on behalf of the Purchaser, its Affiliates or its or their assignees or licensees (or sublicensees, regardless of tier) other than licensees (or sublicensees, regardless of tier) of rights to sell the applicable Subject Product in any country other than the United States, to Third Parties (including wholesalers or distributors) for the sale of such Subject Product, less deductions (without duplication) for: (a) normal and customary trade, quantity and prompt settlement discounts actually allowed; (b) amounts repaid or credited by reason of rejection, defects, return or recall of goods, rebates or bona fide price reductions (including wholesaler charge backs); (c) customs and excise duties and other Taxes or duties (excluding income Taxes) related to such sales (such as sales, value added, or use taxes) to the extent that such items are added to the sale price and set forth separately in the gross amount invoiced; and (d) price reductions or rebates and similar payments, retroactive or otherwise, imposed by, negotiated with or otherwise paid to any Governmental Authority such as, by way of illustration, federal or state Medicaid, Medicare or similar state program or equivalent governmental program of any jurisdiction outside of the United States; (e) the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such Subject Product; (f) freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and (g) any fees for services provided by wholesalers and warehousing chains related to the distribution of such Subject Product; provided, that the amounts deducted for such services under this clause (g) shall not exceed 5% of the gross amount billed or invoiced for such Subject Product in the relevant calendar quarter; provided, that any deductions listed in (a) through (g) that involves a payment by Purchaser, its Affiliates or its or their licensees (or sublicensees, regardless of tier) shall be taken as a deduction in the calendar quarter in which the payment is accrued by such entity in accordance with US GAAP.  Any adjustments to the accruals set forth in (a) through (g) above that are made in future periods shall be included as an adjustment to Net Revenue in such future period.

The transfer of any unit of a Subject Product by Purchaser, its Affiliates or its or their licensees (or sublicensees, regardless of tier) to any of its Affiliates, licensees (or sublicensees, regardless of tier) shall not result in any Net Revenue unless such unit is consumed by such Affiliate, licensee (or sublicensees, regardless of tier) in the course of its commercial activities.  In the case of pharmacy incentive programs, hospital performance incentive programs, chargeback claims, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products and/or services on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the existing allocation methodology of Purchaser, its Affiliates or its or their licensees (or sublicensees, regardless of tier); provided, that any such allocation shall be done in accordance with applicable Law, including any price reporting Laws.  Subject to the above, Net Revenue shall be calculated in accordance with US GAAP, consistently applied.

10

For purposes of this definition, “Combination Product” means any product that is comprised of or contains a Subject Product sold, for a single price, together with (a) one or more other active ingredients, either as a fixed dose product, co-formulated product or co-packaged product, or (b) one or more lens(es) or other medical device(s).  Any delivery devices or systems, vehicles, adjuvants and excipients used in conjunction with any Subject Product shall not be treated as active ingredients or other medical devices for the purposes of this definition.

If any Subject Product is, or is sold as part of, a Combination Product in a given country, Net Revenue with respect to such Subject Product, shall be adjusted by multiplying by the fraction A/(A+B) where A is the gross amount per unit invoice price of the Subject Product in such country, if sold separately, and B is the gross amount per unit invoice price of any (i) other active ingredient(s) in the Combination Product in such country or (ii) lenses or other medical device(s) in the Combination Product in such country, in each case ((i) or (ii)), if sold separately.  If, on a country-by-country basis, the other active ingredient(s) or lens(es) or other medical device(s), as applicable, in the Combination Product are not sold separately in that country, Net Revenue will be adjusted by multiplying by the fraction A/C where A is the gross amount per unit invoice price of the Subject Product in such country, if sold separately, and C is the gross amount per unit invoice price of the Combination Product in such country.  In each case, the gross per unit invoice price shall be that applicable during the relevant calendar quarter or, if sales of both the Subject Product and the other product(s) or lens(es) or other medical device(s), as applicable did not occur in such calendar quarter, then in the most recent calendar quarter in which sales of both occurred.  If neither the Subject Product nor the other active ingredient(s) or lens(es) or other medical device(s), as applicable, is sold in such country, the Parties shall discuss in good faith the adjustment for Net Revenue of such Combination Product, taking into consideration, in the such country, the relative value to the end user of each therapeutically active ingredient or lens or other medical device, as applicable, and the proportionality of pricing in other countries where the Subject Product and other active ingredient(s) or lens(es) or other medical device(s) are being sold separately, but in all cases excluding any Generic Version included therein.

“Patent(s)” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Patent Assignment Agreement” means that certain Patent Assignment Agreement to be entered into as of the Closing Date among Purchaser and the Seller or the Selling Affiliate(s) party thereto, for the assignment to Purchaser of the Seller’s and the Selling Affiliates’ right, title

11

and interest to and in the Registered Intellectual Property that are Patents, substantially in the form of Exhibit B attached hereto.

“Permits” means any permits, licenses, franchises, registrations, variances, authorizations, accreditations, exemptions, consents, rights, privileges, certificates, orders and other approvals issued or granted by, or obtained from, any Governmental Authority, but for clarity Permits does not include Regulatory Approvals.

“Permitted Liens” means (a) such Liens as are set forth in Section 1.1(e) of the Seller Schedule, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens which have arisen in the ordinary course of business, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (d) Liens for Taxes and other governmental charges that are not yet delinquent or are being contested in good faith and for which adequate reserves have been recorded in accordance with US GAAP and (e) Liens which will be released on or prior to the Closing.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Tax Period ending on the Closing Date.

“Product” means the pharmaceutical product known as Omidria®.

“Product Specifications” means the quality specifications for the Manufacture, testing, and release of the Product or the Subject Product, as specified, and their respective components.

“Purchased Domain Names” means the Domain Names set forth on Section 1.1(f) of the Seller Schedule.

“Purchased Equipment” means the tangible assets and properties (a) listed on Section 1.1(g) of the Seller Schedule or (b) acquired by the Seller or any Selling Affiliate between the Execution Date and the Closing Date in compliance with Section 6.1 that are used or held for use exclusively for the Business.  For clarity, Purchased Equipment does not include any software or software licenses.

“Purchased Intellectual Property” means, collectively: (a) the Trademarks set forth on Section 1.1(h)(A) of the Seller Schedule, including all Trademark registrations and applications set forth thereon, all social media handles and all unregistered and common law rights in those Trademarks (“Purchased Trademarks”); (b) the issued Patents and Patent applications set forth on Section 1.1(h)(B) of the Seller Schedule; (c) the Purchased Know-how; (d) all other Intellectual Property exclusively related to the Product or the Business; and (e) any Actions commencing after the Closing Date relating to infringement thereof.

12

“Purchased Inventory” means all raw materials, API, work-in-process (i.e., naked vials) including PPQ lots that are expected to be useable for commercial purposes, finished goods, goods in transit (not including goods in transit to third party wholesalers which have been invoiced), and other materials and supplies used or held for use exclusively for the Business, including samples and packaging owned by Seller, in each case, to the extent useable or saleable, as applicable, in the ordinary course.

“Purchased Know-how” means all Know-how that is owned by the Seller or any of the Selling Affiliates and that is exclusively related to the Product or the Business, including any Action commencing after the Closing Date for misappropriation thereof.

“Purchased Prepaid Items” means all credits, prepaid expenses, deferred charges as accounted for under US GAAP, advance payments, security deposits, deposits (including deposits related to any Purchased Contract) and prepaid items exclusively related to the Product or the Business described on Section 1.1(i)(A) of the Seller Schedule.  Seller’s good faith estimate of the amount and value of the Purchased Prepaid Items as of the Execution Date, calculated in accordance with US GAAP, is set forth on Section 1.1(i)(B) of the Seller Schedule.

“Purchased Regulatory Approvals” means all Regulatory Approvals held by the Seller or any of the Selling Affiliates exclusively related to the Product or the Business, as listed on Section 1.1(j) of the Seller Schedule, in each case in the form currently maintained by Seller or any of the Selling Affiliates (e.g., electronic).

“Purchaser Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents, materially impedes or materially delays or is reasonably likely to prevent, materially impede or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements.

“Purchaser Schedule” means the disclosure schedule of Purchaser delivered to the Seller in connection herewith.

“Purchaser Specified Representations” means the representations and warranties of Purchaser set forth in Section 4.1 (Organization), Section 4.2 (Authority; Execution and Delivery; Enforceability) and Section 4.7 (Brokers and Finders).

“Purchaser Tax Act” means any election under any provision of applicable Laws effective for the Pre-Closing Tax Period that is made after the Closing, and any other action taken after the Closing on the Closing Day, by Purchaser, any of its Affiliates or any of their transferees, that increases the amount of a liability for Taxes with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period.

“Reference Exchange Rate” means, with respect to any day, the exchange rate (a) as published by Reuters (WMR Reuters fixing) referring to the exchange rate at 4:00 p.m.  London Time on the relevant day or (b) if no rates are published on that day, on the latest day before that day for which such rates are published.

13

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Regulatory Approvals” means, with respect to the Product or any Subject Product, any and all written approvals, licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the Product or such Subject Product, including, where applicable, (a) pricing or reimbursement approvals, (b) pre- and post-approval marketing authorizations and (c) labeling approvals.

“Regulatory Documentation” means original documents or, to the extent original documents are not reasonably available, copies thereof, in any format, in the control of the Seller or any of the Selling Affiliates as of the Closing, evidencing all Purchased Regulatory Approvals, Product Specifications and correspondence with any Governmental Authority (including minutes and official contact reports relating to any communications with any Governmental Authority) and all other books and records relating to the development and regulatory approval of the Product, in each case, exclusively related to the Product or the Business (including research files, expert reports, research lab and engineering notes, regulatory applications, submissions, whether approved, pending, or withdrawn), formulation data, any other data (including clinical and pre-clinical data), submissions and filings in connection with the foregoing and relevant supporting documents including all regulatory drug lists, support for marketing and labeling claims and adverse event reports (periodic and expedited), in each case, exclusively related to the Product or the Business, but excluding any Seller Names and Marks, in each case to the extent in the control of Seller or any of its Affiliates and in each case, in the form currently maintained by Seller (e.g., electronic).

“Regulatory Laws” means all Laws applicable to the Exploitation of drugs or to the licensing, permitting, certification, accreditation, or registration of, and standards for, establishments involved in any such Exploitation, including: (i) the FDCA; (ii) the U.S. Public Health Service Act (42 U.S.C. § 201 et seq.) and all rules and regulations promulgated thereunder; (iii) GCP, GLP, and GMP; (iv) all terms, conditions, and requirements of any Regulatory Approvals; (v) any Laws pertaining to health care fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal sunshine and open payments law (42 U.S.C. § 1320a-7h), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and all rules and regulations promulgated under any of the foregoing; (vi) Laws governing health care programs of any Governmental Authority and drug price reporting requirements; (vii) the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act) and all rules and regulations promulgated thereunder; (viii) the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended); (ix) Laws pertaining to the licensing of, Permits for, and standards for drug manufacturers and distributors; and (x) any comparable international, European Union, national, foreign, state, or local Laws that address the subject matter of the foregoing.

“Sales and Promotional Materials” means advertisements, marketing and promotional materials, relating exclusively to the Product, but excluding any Seller Names and Marks and

14

any intellectual property and intellectual property rights of any third party that are contained or depicted therein.

“Seller Names and Marks” means (a) the OMEROS Trademark, (b) the PHARMACOSURGERY Trademark, (c)  all other Trademarks to the extent used or held for use, in each case, as of the Closing Date, on any product packaging, product inserts or product labels of the Product (other than the Purchased Trademarks), and (d) all domain names and social media tags, handles and other identifiers consisting of or featuring any of the Trademarks referred to in clauses (a) or (b) above, except such domain names and social media tags that also contain or feature any of the Purchased Trademarks.

“Seller Products” means any and all products that are or will be Manufactured or Exploited by or on behalf of the Seller or any of its Affiliates other than the Subject Products.

“Seller Schedule” means the disclosure schedule of the Seller delivered to Purchaser in connection herewith.

“Seller Specified Representations” means the representations and warranties of the Seller set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authority; Execution and Delivery; Enforceability), Section 3.4(a) (Title), Section 3.6 (Intellectual Property) and Section 3.13 (Brokers and Finders).

“Selling Affiliates” means all of the Affiliates of the Seller that own any Purchased Assets or that have Liabilities constituting any Assumed Liabilities, each of which is listed on Section 1.1(k) of the Seller Schedule.

“Shared Contract” has the meaning set forth in Section 2.5(c).

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of all stated “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Tax Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

15

“Subject Products” means, collectively, (a) the Product, (b) any Combination Products and (c) any line extensions, synthetic versions, other administration forms, presentations, dosages, formulations, improvements or next generation products for or of the Product or any Combination Product, whether prescription or over-the-counter.

“(Sub)license Revenue” means, amounts received by Purchaser or any of its Affiliates in any form of consideration (including upfront payments, milestones, minimum royalty payments or sales-based revenues) for the grant of a (sub)license of rights to sell a Subject Product in any country other than the United States, but shall not include amounts received as a loan at prevailing market interest rates, amounts received for the purchase of an equity interest in licensee at fair market value or fees for services rendered on customary terms.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another Subsidiary of such first person.

“SVB Consent” means the Consent and Second Amendment to Loan and Security Agreement, dated as of December 1, 2021 by and between Silicon Valley Bank and Seller.

“Tax” or “Taxes” means all forms of taxation imposed by any U.S.  Federal, state, provincial, local, non-U.S. or other Taxing Authority, including income, franchise, profits, gross receipts, capital gains, capital, capital stock, real and personal property, sales, use, goods and services, excise, unemployment, payroll, worker’s compensation, social security, employment, production, privilege, lease, service, license, service use, estimated, excise, value added, ad valorem, severance, stamp, transfer, documentary, registration, business and occupation, premium, escheat or unclaimed property, windfall profits, utility, environmental, communications, disability, alternative or add on minimum, recapture, withholding and other taxes, assessments, charges, duties, customs, fees, levies or other governmental charges of any kind, including any interest, penalties and additions thereto.

“Tax Proceeding” means any examination, audit, request for information, investigation, hearing, litigation, legal action, or administrative or judicial proceeding or contest relating to Taxes with a Governmental Authority.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Taxing Authority” means any Governmental Authority responsible for the collection or administration of Taxes.

“Third Party” means any Person other than Purchaser, Seller and their respective Affiliates.

“Trademark” means any word, name, symbol, color, designation or device or any combination thereof, whether registered or unregistered, including any trademark, trade dress,

16

service mark, logo, slogan or other designation of origin and all registrations and applications relating thereto, as well as all goodwill associated with or symbolized thereby.

“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement to be entered into as of the Closing Date among Purchaser and the Seller or the Selling Affiliate(s) party thereto, for the assignment to Purchaser of the Seller’s and the Selling Affiliates’ right, title and interest to and in the Registered Intellectual Property that are Trademarks, substantially in the form of Exhibit C attached hereto.

“Transfer Taxes” means all transfer, recording, ad valorem, privilege, documentary, gross receipts (other than Washington B&O Tax), registration, filing, conveyance, excise, license, stamp or similar Taxes (but excluding Indirect Taxes) imposed in respect of the transfer of the Business or the Purchased Assets pursuant to this Agreement.

“Transitional Services Agreement” means that certain Transitional Services Agreement to be entered into as of the Closing Date between Purchaser and the Seller, substantially in the form of Exhibit D attached hereto, with such mutually agreed supplements and modifications to the terms and conditions for the services described on Schedule 2.01 thereto as necessary to detail and operationalize the services (and related fees) described therein.

“Transitional Trademark License Agreement” means that certain Transitional Trademark License Agreement to be entered into as of the Closing Date between Purchaser and the Seller, substantially in the form of Exhibit E attached hereto.

“US GAAP” means generally accepted accounting principles in the United States.

“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction, which decision is unappealable or unappealed (not including a petition for writ of certiorari to the U.S. Supreme Court or its foreign equivalent) within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable in such country or (b) any claim of a Patent application that has been pending for seven years or less, which claim is being diligently prosecuted and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

“Washington B&O Tax” means the business and occupation tax imposed by the State of Washington.

17

Index of Additional Defined Terms

Defined Term	Section

Accountant	Section 2.7(i)(ii)

Acquired Employee	Section 6.11(a)

Additional Payments	Section 2.7(c)(i)

Approvals	Section 2.5(a)

Assumed Liabilities	Section 2.3

Audit Notice	Section 2.7(e)

Auditor	Section 2.7(e)

Base United States Royalty	Section 2.7(c)(i)

Basket	Section 9.4(a)

Claim Notice	Section 9.3(b)(i)

Closing	Section 2.6

Closing Date	Section 2.6

Closing Date Statement	Section 2.7(h)(ii)

Closing Inventory Value	Section 2.7(h)(ii)

Closing Prepaid Items Value	Section 2.7(h)(ii)

Debt Commitment Letter	Section 4.9(a)

Debt Financing	Section 4.9(a)

Debt Financing Parties	Section 11.15

Defective Product	Section 6.17(c)

Definitive Agreements	Section 6.22(a)(ii)

Direct Claim	Section 9.3(b)(i)

Employment Guarantee Period	Section 6.11(c)

Enforceability Exceptions	Section 3.2(a)

Estimated Closing Statement	Section 2.7(h)(i)

Estimated Inventory Value	Section 2.7(h)(i)

Estimated Prepaid Items Value	Section 2.7(h)(i)

Excluded Assets	Section 2.2

Ex-United States Royalty	Section 2.7(c)(i)

Final Allocation	Section 10.1(a)

Financial Records	Section 2.7(d)

Foreign Merger Control Laws	Section 4.3(b)

Governance Documents Section 3.3(a)

Inactive Employee Section 6.11(a)

Indemnification Objection Notice	Section 9.3(b)(iii)

Indemnification Objection Period	Section 9.3(b)(iii)

Indemnified Party	Section 9.3(a)

Indemnifying Party	Section 9.3(a)

Inside Date	Section 2.6

Judgment	Section 3.3(a)

Lenders	Section 4.9(a)

Losses	Section 9.1

MCDA	Section 6.3(a)

Milestone Payment	Section 2.7(b)

Notice	Section 3.12(a)

Notice of Objection	Section 2.7(i)(i)

Objection Period	Section 2.7(i)(i)

Outside Date	Section 8.1(b)(i)

Owned Registered Product IP	Section 3.6(a)

Parent Guarantor	Preamble

Pre-Closing Period	Section 6.1(a)

Privileged Information	Section 6.10(b)

Privileges	Section 6.10(b)

Purchase Price	Section 2.7(a)

Purchased Assets	Section 2.2

Purchased Contracts	Section 2.1(a)

Purchaser Indemnitees	Section 9.1

Royalty	Section 2.7(c)(i)

Royalty Term	Section 2.7

Real Property Leases	Section 3.5

Required Seller Assets	Section 6.16

Required Terms	Section 6.11(a)

Resolution Period	Section 2.7(i)(ii)

Retained Liabilities	Section 2.4

Retained Shared Contracts	Section 6.29

Seller 401(k) Plan	Section 6.11(g)

Seller Indemnitees	Section 9.2

Seller NDC Codes	Section 2.2(o)

Solvent	Section 4.6

Sublicense Revenue Royalty	Section 2.7(c)(i)

Supplemental United States Royalty	Section 2.7(c)(i)

Supplemental United States Royalty Termination Event	Section 2.7

Third Party Claim	Section 9.3(a)

Upfront Payment	Section 2.7(a)

WARN Act	Section 3.10(d)

ARTICLE II

Purchase and Sale

Section 2.1Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at and effective as of the Closing, the Seller shall, and shall cause the Selling Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall, or shall cause its Affiliates to, purchase and accept, all of the Seller’s and the Selling Affiliates’ rights, title and interest in and to the Purchased Assets held by the Seller or the Selling Affiliates as of the Closing Date, free and clear of all Liens, other than Permitted Liens.  As used in this Agreement, “Purchased Assets” means the following rights and assets of the Seller and the Selling Affiliates:

(a)all rights under each Contract (i) set forth on Section 2.1(a) of the Seller Schedule, (ii) entered into by the Seller or any of its Affiliates between the Execution Date and the Closing Date in accordance with Section 6.1 that is exclusively related to the Product or the Business or (iii) that constitutes a Shared Contract, but only the portion of such Shared Contract exclusively related to the Business ((i)-(iii), collectively, “Purchased Contracts”);

(b)the Purchased Regulatory Approvals;

(c)the Purchased Intellectual Property;

(d)the Purchased Domain Names;

(e)the Purchased Know-how;

(f)the Purchased Inventory;

(g)the Purchased Equipment;

(h)the Purchased Prepaid Items;

(i)the Books and Records and Regulatory Documentation, but excluding in each case any attorney work product, attorney-client communications and other items protected by attorney-client or other legal privilege unless such books and records can be transferred without losing such privilege; provided, that to the extent there are books and records that include information related to the Product or the Business that do not constitute Books and Records, upon Purchaser’s reasonable written request, which request specifically identifies such books, records and/or information, Seller will provide copies thereof, appropriately redacted to exclude unrelated information;

(j)all goodwill associated with the Business;

(k)all guaranties, warranties, indemnities, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery and similar rights that have been made by any predecessors in title, manufacturers or suppliers and other third parties relating to the Exploitation of the Purchased Assets from and after the Closing Date; and

(l)all claims, counterclaims, defenses, causes of action, demands, judgments, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party relating to the Purchased Assets.

Section 2.2Excluded Assets.  The Purchased Assets shall not include, and there shall be excluded from the sale, conveyance, assignment, transfer or delivery to Purchaser hereunder, and each of the Seller and its Affiliates shall retain all of their existing right, title and interest in and to, any assets, properties, rights or interests other than those specifically listed or described in Section 2.1 (all such assets, properties, rights or interests not so listed or described, collectively, the “Excluded Assets”).  For the avoidance of doubt, the Excluded Assets shall include, and the Purchased Assets shall not include:

(a)all Seller Products;

(b)all Accounts Receivable at any time due and owed to the Seller or any of its Affiliates, including Accounts Receivable arising from sales of any of the Product by or on behalf of the Seller or any of its Affiliates on or prior to the Closing Date;

(c)any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of the Seller or any of its Affiliates;

(d)any refund of Taxes if a liability for such Taxes would constitute a Retained Liability;

(e)all Tax Returns, Tax records, related workpapers and other similar Tax information of the Seller and its Affiliates;

(f)the books and records of the Seller and its Affiliates other than the Books and Records transferred pursuant to Section 2.1(i);

(g)any current and prior insurance policies and insurance Contracts, all rights of any nature with respect thereto, together with any claim, action or other right that the Seller or any of its Affiliates may have for insurance coverage under any such insurance policies or Contracts;

(h)any Intellectual Property or other intellectual property right that is not included in the Purchased Intellectual Property, the Purchased Domain Names or the Purchased Know-how, including the Seller Names and Marks;

(i)all Contracts (including the Excluded Contracts) of the Seller or any of its Affiliates other than the Purchased Contracts;

(j)any leased or owned real property;

(k)all IT equipment and all other tangible personal property of the Seller and its Affiliates other than the Purchased Inventory and the Purchased Equipment;

(l)any and all obligations, and all assets arising out of or related to Seller’s employee benefit plans, programs or arrangements (including the Business Benefit Plans) for the present or past employees, independent contractors, consultants, or agents of the Seller;

(m)all cash and cash equivalents (including marketable securities and short term investments), corporate credit cards, and deposits held by the Seller or any of its Affiliates, in each case, including those related to the Business;

(n)all guaranties, warranties, indemnities, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery and similar rights that have been made by any predecessors in title, manufacturers or suppliers and other third parties relating to the Excluded Assets;

(o)the ten or eleven digit three-segment numbers identified as a National Drug Code that is associated with any Product as assigned by FDA to Seller (“Seller NDC Codes”);

(p)all claims, counterclaims, defenses, causes of action, demands, judgments, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, relating to any Retained Liabilities or the Excluded Assets; or

(q)all of the Seller’s and its Affiliates’ rights under this Agreement and the Ancillary Agreements and all books, documents, records, files or other items relating to the negotiation and consummation of this Agreement and the other transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the sale of the Purchased Assets, including all confidential communications with legal counsel representing the Seller or its Affiliates and the right to assert attorney-client privilege with respect thereto.

Section 2.3Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall and shall cause the Selling Affiliates, to assign to Purchaser and Purchaser shall assume, and agree to pay or otherwise perform or discharge when due, the Assumed Liabilities.  As used in this Agreement, the term “Assumed Liabilities” means, except as expressly provided for otherwise in this Section 2.3 or Section 2.4, any and all Liabilities arising out of, in respect of or related to (i) the use, ownership, possession, conduct or operation of the Purchased Assets, (ii) the Exploitation of the Subject Products, or (iii) the conduct or operation of the Business, in each case, on or after the Closing Date, including:

(a)such Liabilities of the Seller or any of its Affiliates under any Purchased Contract;

(b)such Liabilities of Purchaser under any Shared Contract, in accordance with Section 2.5(c);

(c)such Liabilities of the Seller or any of its Affiliates with respect to the Purchased Regulatory Approvals or incurred to obtain Regulatory Approvals or any other permits in any jurisdiction;

(d)such Liabilities arising out of or relating to, including all Liabilities arising out of or relating to any Action in respect of, any recalls, product liability, Intellectual Property or other intellectual property infringement, breach of warranty or similar claim for injury to person or property, in each case to the extent arising out of, in respect of or related to any Subject Product sold by Purchaser, its Affiliates or (sub)licensees on or after the Closing Date;

(e)such Liabilities arising under any Environmental Laws;

(f)Assumed Tax Liabilities;

(g)all Liabilities associated with the employment of the Acquired Employees by Purchaser or its Affiliates with respect to any period on or after the Closing Date;

(h)all Liabilities for chargebacks, rebates, cash discounts and fees for services paid to wholesalers and distributors or to ASC and hospital customers and other comparable gross to net adjustments, including Liabilities for discounts and rebates payable under U.S. drug price reporting and discounting programs such as the Medicaid Drug Rebate Program, 42 U.S.C. § 1396r-8, Medicare Part B Average Sales Price reporting, 42 U.S.C. § 1395w–3a, the 340B Program, 42 U.S.C. § 256b, and the Department of Veterans Affairs Drug Price reporting program, 38 U.S.C. § 8126, including with respect to discounts and rebates due to any recalculations or restatements of metrics reported under such programs, in each case to the extent relating to or arising from the sale of the Subject Products sold on or after the Closing Date;

(i)all trade accounts, accrued receipts and accounts payable of the Purchaser and its Affiliates arising out of the operation or conduct of the Business on or after to the Closing; and

(j)all Liabilities for which the Purchaser or any of its Affiliates expressly has responsibility pursuant to this Agreement or the Ancillary Agreements.

Section 2.4Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume, nor become responsible for, and Seller and the Selling Affiliates shall retain and be responsible for and shall pay, perform and discharge when due the Retained Liabilities.  As used in this Agreement, the term “Retained Liabilities” means any and all Liabilities arising out of, in respect of or related to (i) the use, ownership, possession, conduct or operation of the Purchased Assets, (ii) the Exploitation of the Product or (iii) or the conduct or operation of the Business, in each case, prior to the Closing Date, including:

(a)such Liabilities of the Seller or any of its Affiliates under any Purchased Contract;

(b)such Liabilities of the Seller or any of its Affiliates under any Shared Contract, in accordance with Section 2.5(c).

(c)such Liabilities of the Seller or any of its Affiliates with respect to the Purchased Regulatory Approvals or incurred to obtain Regulatory Approvals or any other permits in any jurisdiction;

(d)such Liabilities arising out of or relating to, including all Liabilities arising out of or relating to any Action in respect of, any recalls, product liability, Intellectual Property or other intellectual property infringement, breach of warranty or similar claim for injury to person or property, in each case, to the extent arising out of, in respect of or related to any Product sold by Seller, its Affiliates or (sub)licensees prior to the Closing Date;

(e)such Liabilities arising under any Environmental Laws;

(f)all Liabilities for Taxes of the Seller and its Affiliates other than Assumed Tax Liabilities;

(g)all Liabilities associated with (i) the employment or termination of the Acquired Employees by the Seller or its Affiliates with respect to any period on or prior to the Closing Date and (ii) employees, independent contractors, consultants, or agents of the Seller, other than the Acquired Employees, with respect to any period; and

(h)all Liabilities for chargebacks, rebates, cash discounts and fees for services paid to wholesalers and distributors or to ASC and hospital customers and other comparable gross to net adjustments, including Liabilities for discounts and rebates payable under U.S. drug price reporting and discounting programs such as the Medicaid Drug Rebate Program, 42 U.S.C. § 1396r-8, Medicare Part B Average Sales Price reporting, 42 U.S.C. § 1395w–3a, the 340B Program, 42 U.S.C. § 256b, and the Department of Veterans Affairs Drug Price reporting program, 38 U.S.C. § 8126, including with respect to discounts and rebates due to any recalculations or restatements of metrics reported under such programs, in each case to the extent relating to or arising from the sale of the Product sold prior to the Closing Date;

(i)all trade accounts, accrued receipts and accounts payable of the Seller and its Affiliates arising out of the operation or conduct of the Business prior to the Closing;

(j)all Liabilities to the extent arising out of or related to the Excluded Assets; and

(k)all Liabilities for which the Seller or any of the Selling Affiliates expressly has responsibility pursuant to this Agreement or the Ancillary Agreements.

Section 2.5Non-Assignment; Consents.

(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset (or any Assumed Liabilities thereunder) if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any Governmental Authority or any third party counterparty to a Purchased Contract or a Shared Contract (collectively, “Approvals”), (i) constitute a breach thereof or contravention thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(b)The Seller and Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained, any Approval (other than the Approvals governed by Section 6.4) required to sell, assign or transfer any Purchased Asset and transfer the Assumed Liabilities from and after the Closing.  If any such Approval is not obtained prior to Closing, until the earlier of such time as such Approval is obtained or one year following the Closing Date, the Seller will use commercially reasonable efforts to cooperate with Purchaser to establish an agency type or any other similar arrangement reasonably acceptable to Purchaser and Seller intended to both (i) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets, and (ii) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).  In furtherance of the foregoing, Purchaser will promptly pay, perform or discharge when due any Assumed Liability arising thereunder after the Closing Date and the Seller shall, and shall cause its Affiliates to, without further consideration therefor, promptly pay and remit to Purchaser all monies, rights and other consideration received thereunder.  Notwithstanding anything in this Agreement to the contrary, no Party or any of its Affiliates shall be required to pay compensation to any third party, commence any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party to obtain any such third party consent or other Approval.  Purchaser agrees, subject to applicable Law and any overriding obligations of confidentiality, to provide any such evidence as to financial capability, resources and creditworthiness of Purchaser or its Affiliates as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, (1) no representation, warranty or covenant of the Seller or any Selling Affiliate contained in this Agreement and the Ancillary Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied, based solely on the failure to obtain any such Approvals pursuant to this Section 2.5(b) or (c) and (2) no covenant of the Seller or any Selling Affiliate contained in this Agreement and the Ancillary Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied, based solely on any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approvals pursuant to this Section 2.5(b) or (c).

(c)Any Contract to be assigned, transferred and conveyed in accordance with Section 2.1 and set forth on Section 2.5(c) of the Seller Schedule that does not exclusively relate to the Product or the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that exclusively relate to the Product or the Business, to Purchaser, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that (i) Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that exclusively relate to the Product or the Business and shall assume only the related portion of any Liabilities thereunder to the extent such Liabilities are Assumed Liabilities and (ii) the Seller shall be entitled to the rights and benefit of those parts of the Shared Contract that do not relate exclusively to the Product or the Business and shall only retain Liabilities thereunder to the extent such Liabilities are

Retained Liabilities; provided, that (1) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (2) if any Shared Contract cannot be so partially assigned by its terms, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained and one year following the Closing Date, then the Seller and Purchaser will use their respective commercially reasonable efforts to cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Seller and Purchaser intended to (A) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of the parts that relate exclusively to the Product or the Business from and after the Closing, (B) cause Purchaser to promptly pay, perform or discharge when due all Assumed Liabilities thereunder from and after the Closing in accordance with this Agreement, (C) provide the Seller, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that do not relate exclusively to the Product or the Business from and after the Closing and (D) cause Seller to promptly pay, perform or discharge when due all Retained Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).  Notwithstanding anything in this Agreement to the contrary, no Party shall be required to pay compensation to any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party in connection with its obligations under this Section 2.5(c).

(d)For so long as the Seller or any Selling Affiliate holds any Purchased Assets or is a party to any Shared Contracts after the Closing and provides Purchaser any claims, rights and benefits of any such Purchased Asset or Shared Contracts (in the case of such Shared Contracts, to the extent related to the Business) pursuant to an arrangement described in Section 2.5(b) or (c), Purchaser shall indemnify and hold the Seller and its Affiliates harmless from and against all Losses incurred or asserted as a result of the Seller’s or its Affiliates’ post-Closing direct or indirect ownership, management or operation of any such Purchased Assets or Shared Contracts (in each case, in accordance with this Agreement), except to the extent resulting from the Seller’s or any of its Affiliates’ Fraud, gross negligence or willful misconduct.  Notwithstanding anything contained herein to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.5 shall be made subject to such Approval being obtained; provided, that upon receipt of such Approval, such transfer and assignment shall automatically and without further action be effected in accordance with the terms of this Agreement.

Section 2.6The Closing.  Unless otherwise agreed by the Parties, the closing of the Acquisition (the “Closing”) shall take place at the offices of Covington & Burling LLP, 415 Mission Street, San Francisco, California or by the exchange of remote signatures, on the sixth Business Day following the date on which the last condition to the obligations of the Parties to consummate the Acquisition (other than those conditions to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) has been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition); provided, that in no event shall the Closing take place before the 30th calendar day following the date hereof (the “Inside Date”) without the prior written consent of Purchaser (the actual date of the Closing, the “Closing Date”).  The Closing shall be deemed to have occurred at 12:01 a.m., Eastern time, on the Closing Date, such that Purchaser shall be deemed the owner of the Purchased Assets on and after the Closing Date.

Section 2.7Consideration.

(a)Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale and purchase of the Purchased Assets and the other transactions contemplated hereby, Purchaser shall: (i) on the Closing Date, pay to the Seller an upfront cash payment equal to the sum of (A) $125,000,000, (B) minus 50% of the filing fees paid by or on behalf of Purchaser under the HSR Act prior to the Closing Date, (C) plus the amount, if any, by which the Estimated Inventory Value exceeds the Inventory Value Target Amount, (D) minus the amount, if any, by which the Estimated Inventory Value is less than the Inventory Value Target Amount and (E) plus the Estimated Prepaid Items Value (collectively, the “Upfront Payment”); and (ii) pay to the Seller the Milestone Payment and Royalties, in each case to the extent payable under Section 2.7(b) and Section 2.7(c), respectively (the Milestone Payment and Royalties, as and when payable, together with the Upfront Payment (as adjusted in accordance with Section 2.7(h)-(k), the “Purchase Price”).

(b)Milestone Event; Milestone Payment.  Within 30 days following a Milestone Event, Purchaser shall make a one-time lump sum payment to the Seller of $200,000,000 (the “Milestone Payment”).  Notwithstanding the foregoing, if a Milestone Event occurs after the Execution Date and at least six Business Days prior to the Closing Date, then the Milestone Payment shall be payable on the Closing Date together with the Upfront Payment in accordance with Section 2.7(a) otherwise such payment shall be made in accordance with this Section 2.7(b).

(c)Royalties.

(i)Royalty Rates.  During the Royalty Term, Purchaser shall pay to the Seller (A) with respect to each calendar month, a non-refundable, non-creditable royalty on the Net Revenue of the Subject Product(s) in the applicable territories at the royalty rates set forth below, with each payment due no later than the end of the second calendar month after such calendar month, provided, that with respect to calendar months ending January 31, 2022, February 28, 2022 and March 31, 2022, payment shall be due no later than May 31, 2022 and (B) with respect to each calendar quarter, a non-refundable, non-creditable royalty on the (Sub)license Revenue of the Subject Product(s) in the applicable territories at the royalty rate set forth below, with each payment due within 50 days after the end of the applicable calendar quarter (each, ((A) or (B)), the “Royalty,” and, together with the Milestone Payment, the “Additional Payments”).  For example, royalties on Net Revenue pursuant to clause (A) above in respect of June 30, 2022 shall be due no later than August 31, 2022.

	Royalty Categories	Royalty Rate	Territory
1.	Base United States Royalty	30% Of Net Revenue	United States
2.	Supplemental United States	20%	United States

	Royalty	Of Net Revenue
3.	Ex-United States Royalty	15% Of Net Revenue	All countries other than the United States
4.	(Sub)license Revenue Royalty	15% Of (Sub)license Revenue	All countries other than the United States

For clarity, if Purchaser or any Affiliate grants a license or (sub)license of rights to sell a Subject Product in any country other than the United States, royalties in respect of such license or (sub)license will be payable under Item 4 above on (Sub)license Revenue and no royalty under Item 3 shall be payable on Net Revenue by such licensee or (sub)licensee.

(ii)Royalty Reductions.  Notwithstanding Section 2.7(c)(i):

(A)During the Royalty Term, following the first sale of a Generic Version in the United States, if annualized Net Revenues of Subject Products in the United States during any calendar quarter are at least [***] percent ([***]%) less than Net Revenues of Subject Products in the United States during the 12 calendar month period immediately preceding the date of such first sale of a Generic Version in the United States (“Generic Entry”), the Base United States Royalty payable under Section 2.7(c)(i) shall be reduced from thirty percent (30%) to [***] ([***]%) of Net Revenue in the next subsequent calendar month and in all future calendar months to the extent such Generic Version is continuing to be sold in the United States.

(B)(1) The Base United States Royalty shall be reduced to ten percent (10%) of Net Revenue and (2) the Supplemental United States Royalty shall be reduced to zero percent (0%), in each case with respect to Subject Products sold in the United States during any year (or any portion thereof) during which no Subject Product is eligible for Separate Payment.

(C)For purposes of this Section 2.7:

(1)	[***]
(2)	“Royalty Term” means (1) with respect to the Base United States Royalty, on a Subject Product-by-Subject Product Basis, the period beginning on the Closing Date and ending on the expiration or

*    [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

termination of the last Valid Claim of any patent included in the Purchased Intellectual Property covering such Subject Product in the United States, (2) with respect to the Supplemental United States Royalty, the period beginning on the Closing Date and ending on the earlier of (x) December 31, 2024 (inclusive) and (y) the occurrence of the Milestone Event and (3) with respect to the Ex-United States Royalty and the (Sub)license Revenue Royalty, on a Subject Product-by-Subject Product and country-by-country basis with respect to each applicable country outside the United States, the period beginning on the Closing Date and ending on the expiration or termination of the last Valid Claim of a transferred patent included in the Purchased Intellectual Property covering such Subject Product in such country.

(3)

“Separate Payment” means that the Centers for Medicare and Medicaid Services (“CMS”) pays for any Subject Product in addition to the packaged payment rate established by CMS for the applicable surgical procedure when used for the treatment of Medicare Part B beneficiaries in the ambulatory surgical center setting, or any substantially equivalent reimbursement status.

(D)Royalty Reports.  Each monthly or quarterly Royalty payment (as applicable) paid to the Seller shall be accompanied by a statement substantially in the form of Exhibit G prepared by Purchaser with respect to the applicable calendar month/quarter, setting forth a calculation of Net Revenue showing with reasonable specificity the gross revenues, the itemized deductions from gross revenues provided for in the definition of Net Revenue during such calendar month/quarter, any reduction taken under Section 2.7(c)(ii), any currency conversion taken under Section 2.7(f), a calculation of (Sub)license Revenue, if any, and a calculation of the Royalty due with respect to such Net Revenue or (Sub)license Revenue, as applicable, for such calendar month/quarter, in all cases, reported in United States Dollars, and any material updates regarding the sales and marketing plan.

(E)Annual Commercial Report.  Each royalty report delivered with respect to December of a given year shall be accompanied by (i) a summary of field sales representative FTEs employed by Purchaser or its Affiliates or licensees in connection with promoting Subject Products during such calendar year and (ii) a copy of the then-current sales and marketing annual plan and provide a summary update on commercialization, sales and marketing activities relating to the Subject Products for the following calendar year.  Purchaser’s initial sales and marketing plan shall be provided to the Seller within 30 days following Closing.

(iii)Right of Set-off.  Purchaser may deduct and set off against any Royalty or Milestone Payment owed to the Seller under this Section 2.7(c) any Losses subject to indemnification under Section 9.1 (Indemnification by Seller).  Neither Party or its Affiliates shall otherwise be entitled to deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amounts owed to the other Party or any of its Affiliates.

(d)Financial Records.  Purchaser shall, and shall cause its controlled Affiliates and (sub)licensees to, keep or cause to be kept complete and accurate books and records pertaining to Net Revenue and the applicable royalty calculations in sufficient detail to calculate all amounts payable hereunder (“Financial Records”).  Such books and records shall be retained until the later of (i) three years after the end of the period to which such books and records pertain and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by applicable Law.

(e)Audit.  Not more often than once every calendar year, the Seller shall have the right to have an independent certified public accountant of nationally recognized standing, selected by the Seller and reasonably acceptable to Purchaser (the “Auditor”), perform a review of Purchaser’s Financial Records kept pursuant to Section 2.7(d) for the sole purpose of verifying the accuracy of the financial statements and reports related to calculation of any Additional Payment, with not less than 30 days’ advance written (the “Audit Notice”).  Any such audit shall be conducted during regular business hours at the premises where such books and records are maintained.  No later than the expiration of such 30-day period, Purchaser shall provide the Auditor with reasonable access to Financial Records for the purposes of such review.  The Seller shall be responsible for the entire cost of any such audit, unless an audit reveals an underpayment by Purchaser of an amount greater than either (i) $500,000 or (ii) 5% or more of the total amount owing with respect to the audited period, in which case Purchaser shall bear the entire cost of any such audit.  In the event an audit reveals an underpayment by Purchaser, Purchaser shall promptly pay the amount of such underpayment to the Seller, together with any applicable late payment interest owed with respect to such amount pursuant to Section 2.9(b).  In the event an audit reveals an overpayment by Purchaser, Purchaser shall be allowed to credit the amount of such overpayment against future amounts.

(f)Currency Conversion.  All payments to be made under this Agreement shall be made in United States Dollars.  Net Revenue, (Sub)license Revenue and Royalties will be converted into United States Dollars using the applicable daily Reference Exchange Rates for the last day of the month in which such Net Revenue accrued.

(g)Efforts.

(i)On a country by country basis in the United States and European Major Markets, from the Closing Date and until the expiration of the Royalty Term in such country, Purchaser shall and shall cause any of its applicable Affiliates or its or their (sub)licensees to use Diligent Efforts to *[***].

(ii)From the Closing Date, for so long as Separate Payment is in effect or until Generic Entry has occurred, Purchaser, its Affiliates and (sub)licenses in the aggregate shall [***].

(iii)Purchaser shall not, and shall cause any of its applicable Affiliates or its or their (sub)licensees not to, take any action or omission [***].

* [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

(h)Post-Closing Value Adjustment.

(i)Estimated Closing Statement.  At least three Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement (“Estimated Closing Statement”) calculating in reasonable detail (A) Seller’s good faith estimate of the amount and value of the Purchased Inventory as of the Calculation Time calculated in accordance with US GAAP (the “Estimated Inventory Value”) and (B) Seller’s good faith estimate of the amount and value of the Purchased Prepaid Items as of the Calculation Time calculated in accordance with US GAAP (the “Estimated Prepaid Items Value”), in each case, together with reasonable supporting documentation relating thereto.  Purchaser shall have the opportunity to review and comment on the Estimated Closing Statement and the Seller shall consider Purchaser’s comments in good faith; provided, that Purchaser’s review of and comments on the Estimated Closing Statement shall not operate to delay the Closing.

(ii)Closing Date Statement.  Within 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Closing Date Statement”) calculating in reasonable detail (A) the actual amount and value of the Purchased Inventory as of the Calculation Time calculated in accordance with US GAAP (the “Closing Inventory Value”) and (B) the actual amount and value of the Purchased Prepaid Items as of the Closing Date calculated in accordance with US GAAP (the “Closing Prepaid Items Value”), in each case, together with reasonable supporting documentation relating thereto.

(i)Objections; Resolutions of Disputes.

(i)Unless Seller notifies Purchaser in writing within 30 days after Purchaser’s delivery of the Closing Date Statement (such 30-day period, the “Objection Period”) of any good faith objection to the computation of the Closing Inventory Value or Closing Prepaid Items Value, respectively, set forth therein (a “Notice of Objection”), the Closing Date Statement shall be final and binding.  Following the delivery of the Closing Date Statement and solely for purposes of Seller’s review of the Closing Date Statement and preparation of any Notice of Objection, Purchaser shall permit Seller and its representatives to review the work papers of Purchaser relating to the Closing Date Statement.  Any Notice of Objection shall specify in reasonable detail each item that Seller disputes, the amount in dispute for each such dispute and a description in reasonable detail of the basis for the objections set forth therein.  Seller and Purchaser acknowledge that the sole purpose of the determination of the Closing Inventory Value and the Closing Prepaid Items Value is to adjust the Upfront Payment so as to reflect the difference between (A) the Closing Inventory Value and the Estimated Inventory Value and (B) the Closing Prepaid Items Value and the Estimated Prepaid Items Value, and that in order to do so the Closing Inventory Value and the Estimated Inventory Value as well as the

Closing Prepaid Items Value and the Estimated Prepaid Items Value need to be calculated in accordance with US GAAP as of the Calculation Time.

(ii)If Seller provides a Notice of Objection to Purchaser within the Objection Period, Seller and Purchaser shall, during the 30-day period following Purchaser’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve Seller’s objections.  During the Resolution Period, Purchaser and its representatives shall, in accordance with Section 2.7(l), be permitted to review the work papers of Seller and its accountants relating to the Notice of Objection and the basis therefor.  If Seller and Purchaser reach an agreement with respect to any of Seller’s objections, such agreement shall be reduced to writing and shall be final and binding on the Parties.  If Seller and Purchaser are unable to resolve all such objections within the Resolution Period, the matters remaining in dispute shall be submitted to an independent certified public accountant of nationally recognized standing, mutually agreed by the Seller and Purchaser (the “Accountant”).  The Accountant shall be engaged pursuant to an engagement letter among Seller, Purchaser and the Accountant on terms and conditions consistent with this Section 2.7(i).  The Accountant shall be instructed, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute and not to otherwise investigate any matter independently.  Seller and Purchaser each agree to furnish to the Accountant access to such individuals and such information, books and records as may be reasonably required by the Accountant to make its final determination (any such information, books and records shall be provided to the other Party prior to its submission or presentation to the Accountant).  Seller and Purchaser shall also instruct the Accountant to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that the unresolved objections are submitted to the Accountant for review.  With respect to each disputed line item, such decision, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Closing Date Statement, or Seller in the Notice of Objection with respect to such disputed line item.  Except as Seller and Purchaser may otherwise agree, all communications between Seller and Purchaser or any of their respective representatives, on the one hand, and the Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating Party.  The resolution of disputed items by the Accountant shall be final and binding on the Parties (absent Fraud or manifest error) and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable (absent Fraud or manifest error) and upon which a Judgment may be entered by a court having jurisdiction thereover.  Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accountant.  All fees and expenses of the Accountant in respect of services pursuant to this Section 2.7(i) shall initially be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; provided, that such fees and expenses of the Accountant shall be allocated between the Parties based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the Closing Date Statement or the Notice of Objection, as applicable, and will be determined by the Accountant in a manner consistent with such principles concurrently with and as part of its resolution.  For example, if Purchaser claims an amount of $1,000, and if the Seller contests only $500 of the amount claimed by Purchaser, and if the Accountant ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the fees and expenses of the Accountant will be allocated sixty percent (60%) (i.e., 300/500) to the Seller and forty percent (40%) (i.e., 200/500) to the Purchaser.

(j)Inventory Adjustment Payment.  Promptly (but in any event within 10 Business Days) after the date on which the Closing Date Statement (and the Closing Inventory Value contained therein) becomes final and binding on Seller and Purchaser in accordance with Section 2.7(i), if (A) the Closing Inventory Value exceeds the Estimated Inventory Value, the Upfront Payment shall be adjusted upward by the amount of such excess, and Purchaser shall pay the amount of such excess to Seller and (B) if the Closing Inventory Value is less than the Estimated Inventory Value, the Upfront Payment shall be adjusted downward by the amount of such difference and Seller shall pay the amount of such difference to Purchaser.

(k)Prepaid Items Adjustment Payment.  Promptly (but in any event within 10 Business Days) after the date on which the Closing Date Statement (and the Closing Prepaid Items Value contained therein) becomes final and binding on Seller and Purchaser in accordance with Section 2.7(i), (i) if the Closing Prepaid Items Value is less than the Estimated Prepaid Items Value, the Upfront Payment shall be adjusted downward by the amount of such difference, and Seller shall pay the amount of such difference to Purchaser, and (ii) if the Closing Prepaid Items Value is more than the Estimated Prepaid Items Value, the Upfront Payment shall be adjusted upward by the amount of such excess, and Purchaser shall pay the amount of such excess to Seller.

(l)Access to Seller’s Books and Records.  Following the Closing and until the date the Closing Date Statement becomes final and binding pursuant to Section 2.7(i), Seller shall (i) provide or cause to be provided to Purchaser and its representatives access upon reasonable notice during normal business hours to the properties, books, Contracts, personnel and records of Seller, and Seller’s and its accountants’ work papers relevant to the preparation of the Closing Date Statement and the adjustments contemplated by this Section 2.7, (ii) provide Purchaser, upon Purchaser’s request, with copies of any such books, Contracts, records and work papers and (iii) cause its personnel to cooperate with Purchaser and respond to Purchaser’s requests for information promptly with respect thereto.  The accountants of Seller shall not be obligated to make any work papers available to any Person under this Section 2.7 unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

Section 2.8Closing Deliverables.  At or prior to the Closing:

(a)The Seller and the Selling Affiliates, as applicable, shall deliver or cause to be delivered to Purchaser:

(i)the Purchased Assets; provided, that (1) with respect to tangible Purchased Assets, Books and Records, Regulatory Documentation, the Purchased Know-how and all other Purchased Assets described therein, delivery shall, unless the Parties otherwise mutually agree, be at the locations and on the timeframes to be mutually agreed at least three Business Days prior to the Closing and (2) the Seller may retain copies of the Purchased Contracts, Purchased Regulatory Approvals, Marketing Records, Regulatory Documentation and Purchased Know-how included within the Purchased Assets (and, prior to delivering or making available any files, documents, instruments, papers, books and records containing or comprising any Purchased Assets and prior to delivering or making any of the foregoing available to Purchaser, the Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Business or the Purchased Assets); provided, that any Confidential Information so retained shall remain subject to the applicable terms of the MCDA in accordance with the terms thereof and of Section 6.5;

(ii)a counterpart of the Domain Name Assignment Agreement, duly executed by each of the Seller or the applicable Selling Affiliate;

(iii)a counterpart of the Patent Assignment Agreement, duly executed by each of the applicable Selling Affiliates and, if applicable, the Seller;

(iv)a counterpart of the Trademark Assignment Agreement, duly executed by each of the applicable Selling Affiliates and, if applicable, the Seller;

(v)a counterpart of the Transitional Services Agreement, duly executed by the Seller;

(vi)a counterpart of the Transitional Trademark License Agreement, duly executed by the Seller;

(vii)a counterpart of the Assignment and Assumption Agreement, duly executed by the Seller;

(viii)a certificate duly executed by an authorized officer of the Seller stating that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) has been satisfied;

(ix)offer letters, Purchaser’s standard form of Intellectual Property Agreement and other reasonable and customary employment documentation, , duly executed by 75% of the Business Employees who receive offer letters with the Required Terms pursuant to Section 6.11(a);

(x)a duly completed and executed IRS Form W-9 of Seller;

(xi)a duly completed and executed IRS Form W-8BEN-E of Omeros Ireland Limited, claiming the benefits of any relevant income tax treaty between its country of tax residence and the United States, including any article of such treaty relating to royalties or similar payments;

(xii)a certificate of the Secretary of State of the State of Washington as to the good standing of Seller as of a date not more than five Business Days prior to the Closing Date; and

(xiii)evidence of the consents from the Persons set forth in Section 2.8(a)(xiii) of the Seller Schedule, in each case, in a form reasonably satisfactory to Purchaser.

(b)Purchaser shall:

(i)make payment to one or more accounts designated in writing by the Seller (such designation to be made at least five Business Days prior to the Closing Date), in an amount equal to the Upfront Payment;

(ii)deliver to the Seller counterparts of the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Transitional Services Agreement, the Transitional Trademark License Agreement, the Assignment and Assumption Agreement, each duly executed by Purchaser; and

(iii)deliver to the Seller a certificate duly executed by an authorized officer of Purchaser stating that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

Section 2.9Payment Mechanics.

(a)All payments required to be made pursuant to the terms of this Agreement, including the payment of any portion of the Purchase Price (including Additional Payments) pursuant to Section 2.7 shall be made by wire transfer of immediately available funds in United States Dollars to such account as is designated in writing by the Seller to Purchaser (such designation to be made at least five Business Days prior to the Closing Date).

(b)The amount of any payments required to be made pursuant to the terms of this Agreement that is not paid when due shall be subject to late payment interest, to the extent not prohibited by Law, at a per annum rate equal to the U.S. Prime Rate, as reported in The Wall Street Journal, Eastern Edition, for the first date on which such payment was delinquent, plus two percent (2%), beginning on the first date on which such payment was delinquent and ending on the date on which such payment is made, calculated based on the actual number of days such payment is overdue.

Section 2.10Withholding Taxes.  The Purchase Price and any other payment hereunder by Purchaser (or its Affiliates or any of its paying agents) to Purchaser shall be paid free and clear of any deduction or withholding on account of Taxes, and Purchaser shall not be entitled to deduct from the Purchase Price or any such other payment hereunder (or any portion thereof) any Transfer Taxes or other Taxes.  Notwithstanding the foregoing, if any withholding or deduction is required on account of Taxes under applicable Law, then Purchaser or its paying agent shall pay an additional amount to Seller such that after accounting for any such withholding or deduction (including any withholding or deduction required on additional amounts paid) Seller receives the same amount that Seller would have received in the absence of any withholding or deduction.  Purchaser or its paying agent shall promptly remit any amount it is required to withhold to the applicable Taxing Authority and furnish to Seller proof of remittance of the amount withheld and deducted.  Seller shall, and shall cause each Selling Affiliate, to use commercially reasonable efforts to cooperate with Purchaser to obtain any legally available Tax exemption or to furnish to Purchaser any Tax certificate or documentation that Seller is legally permitted to furnish to Purchaser and that will permit Purchaser or its paying agent to reduce or eliminate any applicable withholding or deduction with respect to the payment of the Purchase Price or any other payment hereunder.

Section 2.11Indirect Taxes.  The Purchase Price and any other payment required to be made pursuant to this Agreement are exclusive of any applicable Indirect Taxes.  To the extent any Indirect Taxes are required to be paid to any Taxing Authority, Purchaser shall pay the amount of such Indirect Taxes to the Seller; provided, however, that Seller shall cooperate with Purchaser in claiming any available exemption or reduction of any Indirect Taxes.  The Seller shall issue to Purchaser correct invoices in respect of such Indirect Taxes in accordance with applicable Law.  If the actual amount (as finally determined) of an Indirect Tax properly chargeable on the relevant supply or service differs from the amount of Indirect Tax reflected on such invoices, the Parties shall fully cooperate and make appropriate adjustments to payments and invoices as required by applicable Law.

ARTICLE III

Representations and Warranties of the Seller

Except as set forth in the Seller Schedule, which Seller Schedule shall be organized into sections corresponding to the Sections (or, if applicable, subsections) of this Article III (provided, that any disclosure in a Section or subsection of the Seller Schedule shall apply to the corresponding Section or subsection of this Article III, as well as to the matters represented or warranted in such other Sections or subsections of this Article III with respect to which it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify), the Seller hereby represents and warrants to Purchaser as of the Execution Date and as of the Closing Date as follows:

Section 3.1Organization and Standing. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Seller has all requisite corporate or similar power and authority to own, lease, operate or otherwise hold the Purchased Assets owned, leased, operated or otherwise held by it and to carry on the Business as presently conducted.  The Seller is duly qualified or authorized to do business as a foreign corporation in, and is in good standing under the Laws of, each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Business Material Adverse Effect.

(b)Section 1.1(k) of the Seller Schedule contains a complete, true and correct list of the Selling Affiliates.  Each Selling Affiliate that has title to any Purchased Assets is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.  Such Selling Affiliate has all requisite corporate or similar power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its portion of the Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified, authorized or in good standing would not have a Business Material Adverse Effect.

Section 3.2Authority; Execution and Delivery; Enforceability. The Seller has all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated to be consummated by it under this Agreement and such Ancillary Agreements.  The Seller has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and to authorize the consummation of the transactions contemplated to be consummated by it under this Agreement and such Ancillary Agreements.  The Seller has duly executed and delivered this Agreement and at the Closing will have duly executed and delivered each Ancillary Agreement to which it will be a party, and (assuming the due authorization, execution and delivery by each other Party) this Agreement constitutes, and (assuming the due authorization, execution and delivery by each other party thereto) each Ancillary Agreement to which it will be a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and subject to equitable principles of general applicability (whether considered in an Action in equity or at law) (the “Enforceability Exceptions”).

(b)Each Selling Affiliate that will enter into an Ancillary Agreement has the requisite corporate or other entity power and authority to enter into and, perform its obligations under, each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Ancillary Agreements to which any Selling Affiliate will be a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other entity actions of such Selling Affiliate.  Each Ancillary Agreement, when executed and delivered by a Selling Affiliate that is a party thereto, will constitute, in each case, assuming the due execution and delivery by each other party thereto, the valid and legally binding obligation of such Selling Affiliate, enforceable against such Selling Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3Non-Contravention and Approvals. The execution and delivery by the Seller of this Agreement does not, the execution and delivery by the Seller and each Selling Affiliate of each Ancillary Agreement to which it will be a party will not, and the consummation by the Seller and each Selling Affiliate of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not, (i) conflict with or violate the certificate of incorporation or bylaws, or comparable organizational documents (“Governance Documents”), of Seller or any Selling Affiliate, (ii) except as set forth on Section 3.3(a)(ii) of the Seller Schedule, materially violate, conflict with, breach, result in a breach of, or constitute a default under or result in the termination of any Material Contract or any Contract to which Seller or any of its Affiliates is a party or by which it is bound and which has been filed (including by incorporation by reference) with the SEC as an exhibit to Seller’s most recent Form 10-K, Form 10-Q or any 8-K filed since the most recent 10-Q, in each case, filed with the SEC, (iii) conflict with or violate any judgment, order or decree (“Judgment”) or Law applicable to the Seller, any Selling Affiliate, the Business or the Purchased Assets, or (iv) result in the creation of any material Lien (other than Permitted Liens or Liens arising from acts of Purchaser or its Affiliates) on any of the Purchased Assets.

(b)Except for (i) compliance with and filings under the HSR Act, (ii) compliance with and filings, notifications and approvals under any other antitrust, competition or trade regulation Laws set forth on Section 3.3(b)(ii) of the Seller Schedule (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Purchaser or its Affiliates and (iv) items set forth in Section 3.3(b)(iv) of the Seller Schedule, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Authority is required for the Seller and the Selling Affiliates to consummate the Acquisition and the other transactions contemplated hereby or by the Ancillary Agreements.

Section 3.4Title; Sufficiency of Purchased Assets; Personal Property.

(a)The Seller or a Selling Affiliate owns and has good and valid title to all Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)Except as set forth on Section 3.4(b) of the Seller Schedule, (i) the Purchased Assets (assuming the receipt of all Approvals), (ii) the Seller’s rights under the Shared Contracts, (iii) the services being provided to Purchaser contemplated by the Transitional Services Agreement and the other Ancillary Agreements, (iv) the Intellectual Property licensed to Purchaser under the Transitional Trademark License Agreement, (v) the Business Employees, and (vi) real property and general corporate, finance and support services (including quality, pharmacovigilance and supply chain management services) and functions provided by Seller and its Affiliates to the Business prior to the Closing, including employees providing such services, constitute all of the material properties, rights, interests and other tangible and intangible assets used or held for use by Seller and its Affiliates in connection with the Business and would be sufficient for Purchaser to conduct the Business from and after the Closing as conducted immediately prior to the Closing, in all material respects, by the Seller and the Selling Affiliates.

(c)Section 3.4(c) of the Seller Schedule sets forth a true, correct and complete list of all leases of cars used primarily in the Business (the “Personal Property Leases”). All of the items of personal property under the Personal Property Leases and included in the Purchased Assets are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and, as applicable, such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

Section 3.5Real Property.  There is no material real property or interests in real property owned, leased by, licensed to, occupied or subleased by the Seller or any Selling Affiliate that is used or held for use exclusively in the operation or conduct of the Business.

Section 3.6Intellectual Property.  The Seller or a Selling Affiliate is the sole and exclusive owner of the Purchased Intellectual Property and the Purchased Domain Names.  The Purchased Intellectual Property was developed without funding or other contributions from a government, nonprofit or academic organization, and no government, nonprofit or academic organization has any rights in or to the Purchased Intellectual Property.  The Patents and Trademarks included in the Purchased Intellectual Property, together with the Purchased Domain Names and the Intellectual Property licensed to Purchaser under the Transitional Trademark License Agreement, constitute all of the material Patents, Know-how, Trademarks and Domain

Names reasonably necessary for the conduct of the Business as conducted by the Seller immediately prior to the Execution Date. Section 3.6(a) of the Seller Schedule sets forth, as of the date hereof, a true and complete list of all Purchased Intellectual Property owned by Seller or one of its Affiliates that has not expired or been abandoned and has issued, been registered or granted or that is the subject of an application for registration, issuance or grant (“Owned Registered Product IP”).  Sellers have received no written notice challenging the validity, enforceability or good standing of any Purchased Intellectual Property and all required maintenance fees, annuity fees or renewal fees for the Owned Registered Product IP that are due and payable prior to the Closing Date have been or will be paid prior to the Closing Date.

(b)Except with respect to non-exclusive licenses and authorizations to use granted to or by third parties in the ordinary course of business or as otherwise contemplated by this Agreement, Section 3.6(b) of the Seller Schedule lists, as of the Execution Date, all of the Contracts (i) pursuant to which the Seller and the Selling Affiliates obtained the right to use or practice rights under third party Registered Intellectual Property that are exclusively related to the Product or the Business and that are material to the operation of the Business or (ii) pursuant to which the Seller or any Selling Affiliate has granted a third party a license to use or practice under any Patent or Trademark that is material to the operation of the Business and included in the Purchased Intellectual Property.

(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, as of the Execution Date, to the Knowledge of the Seller there are no (i) adverse third party actions or claims pending or existing against, or otherwise known to the Seller or any of the Selling Affiliates by any Person in any court or arbitration or by or before any Governmental Authority, or (ii) adverse third party allegations made to the Seller, in any such case (clauses (i) and (ii)) to the effect that the operation or conduct of the Business infringes or misappropriates the Intellectual Property of such Person, or that challenges the validity or enforceability of any Purchased Intellectual Property.  Purchaser acknowledges and agrees that the representations and warranties set forth in this Section 3.6(c) are the only representations and warranties the Seller make in this Agreement with respect to any activity by the Seller or the Selling Affiliates that constitutes or may constitute infringement, misappropriation or other violation of any Intellectual Property.

(d)Except as set forth in Section 3.6(d) of the Seller Schedule, none of the Patents or Trademarks in the Purchased Intellectual Property is involved in any interference, reissue, reexamination, derivation, supplemental examination, inter partes review, post-grant review, conflict, opposition, cancellation, litigation or other post-issuance proceeding, and, to the Knowledge of the Seller, there has been no threat or other written indication that any such proceeding shall hereafter be commenced.

(e)Except as set forth in Section 3.6(e) of the Seller Schedule, as of the Execution Date, (i) there are no claims pending or threatened by, or otherwise known to, the Seller or any of the Selling Affiliates against, or that to the Knowledge of the Seller reasonably could be asserted against, any Person in writing, nor has the Seller or any Selling Affiliate sent any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation or other unauthorized use of any of the Purchased Intellectual Property and (ii) to the Knowledge of the Seller, there are no such infringements, dilutions, misappropriations or other unauthorized uses of such Purchased Intellectual Property by any Person, other than in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(f)The Purchased Intellectual Property is free of Liens and is not subject to any orders, judgments, or limitation or restrictions on use or otherwise.  The Seller is not a party to any action, suit, or proceeding that prohibits or restricts the exploitation of the Purchased Intellectual Property, or that restricts in any manner the use, transfer or licensing thereof by the Seller or may affect the validity or enforceability of the Purchased Intellectual Property.

(g)All Purchased Intellectual Property and the rights to any inventions claimed or disclosed therein, have been or will be properly assigned to the Seller, and all such assignments have been or will be properly recorded in the United States Patent and Trademark Office (with respect to all patent rights in the Purchased Intellectual Property in the United States) or to any analogous foreign Governmental Authority prior to the Closing Date.1

(h)Seller has and will have the full right, power and authority to assign and will assign its right, title and interest in the Purchased Intellectual Property to the Purchaser as set forth in this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  Immediately after the Closing, Purchaser shall have the same ownership rights in the Purchased Intellectual Property that the Seller had immediately prior to the Closing. Neither the execution, delivery or performance of the Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene, conflict with or result in any limitation on the Seller’s right, title or interest in or to any of the Purchased Intellectual Property (except as contemplated by this Agreement); (ii) result in the release, disclosure, forfeiture or delivery of any Purchased Intellectual Property by or to any other Person; or (iii) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Purchased Intellectual Property (except as contemplated by this Agreement).

(i)The Seller has taken commercially reasonable measures to protect and maintain the proprietary nature of each item of Purchased Intellectual Property.  Except as set forth in Section 3.6(i) of the Seller Schedule, all current and former employees, consultants and contractors of the Seller involved in the creation or development of any Purchased Intellectual Property have irrevocably assigned all of their respective right, title and interest in and to such Purchased Intellectual Property to the Seller and are bound by confidentiality obligations through signed agreements containing valid intellectual property assignments and confidentiality provisions in favor of the Seller consistent with best practices in the industry in which the Seller operates and in a form provided to the Purchaser.  The Seller does not owe any ongoing or contingent compensation or remuneration (other than wages, salary and benefits payable to employees, and hourly fees, time and materials fees, support fees, milestone payments for services performed or to be performed, set fees or other non-continuing fees for services payable to contractors or consultants, for work performed) to a current or former service provider or other consultant or contractor (including any research facility or university) involved in the use or other exploitation of any Purchased Intellectual Property.

[1]	Note to Seller: Please disclose any IP that is not held by Seller as of the Execution Date.

(j)No employee or former employee or any present or former Affiliate of the Seller has any right, title, or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property.  No employer or former employer of any employee (including any research facility or university) has any claim, right (whether or not currently exercisable) or interest to or in any material Purchased Intellectual Property or has excluded any Intellectual Property from any assignment agreement referenced above that is used in or necessary for the Subject Products.

Section 3.7Contracts.

(a)Section 3.7(a) of the Seller Schedule sets forth all of the Material Contracts which constitute Purchased Contracts.

(b)Each of the Purchased Contracts, excluding those which by their terms, expire prior to the Closing Date, is in effect and constitutes a legal, valid and binding agreement of one or more of the Seller or any Selling Affiliates, and to the Knowledge of the Seller, each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Neither the Seller or applicable Selling Affiliate party to any Purchased Contract nor, to the Knowledge of the Seller, any other party to such Contract, is in breach or default under such Contract in any material respect, and no event has occurred that with notice or lapse of time or both, would constitute a default or breach under any Purchased Contract.  None of the Seller or any Selling Affiliate has given any written notice to any third party that is a party to any Purchased Contract that it intends to terminate such Purchased Contract and none of the Seller or any Selling Affiliate has received any written notice from a third party stating that such third party intends to terminate any material Purchased Contract, in each case, other than valid termination at the end of the term of such Purchased Contract or otherwise in the ordinary course of business.  True and complete copies of all Purchased Contracts have been made available to Purchaser, except to the extent such Purchased Contracts have been redacted to (a) enable compliance with Laws relating to antitrust or the safeguarding of data privacy, (b) comply with confidentiality obligations owed to third parties or (c) exclude information not related to the Business or the Product.

(c)None of the agreements set forth in Annex 2.1(a) of the Seller Schedule substantially deviates from the forms of Discount Pricing Agreements made available to Purchaser.

Section 3.8Taxes.  To the extent relevant for determining any liability for Taxes for which Purchaser or its Affiliates would be responsible:

(a)There are no material Liens for Taxes on any of the Purchased Assets or the Business (other than Permitted Liens); and

(b)Seller has materially complied with all applicable Laws relating to the collection, reporting and remittance of gross withholding Taxes with respect to the Purchased Assets or the Business.

Section 3.9Litigation.  (i) There currently is no Action pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any of the Selling Affiliates or their respective assets by or before any Governmental Authority, on behalf of any Governmental

Authority or by a third party seeking to assert a claim, in each case, relating primarily to the Business or the Purchased Assets, and (ii) there is no Judgment of a Governmental Authority to which the Seller or any of the Selling Affiliates is subject relating primarily to the Business or the Purchased Assets.

(b)There exists no Action which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.10Employee Matters.

(a)Section 3.10(a) of the Seller Schedule contains a complete and accurate list of each material Business Benefit Plan.  Prior to the Execution Date, complete and accurate copies of the plan document, if any, for each Business Benefit Plan, including any amendments to the plan document have been made available to Purchaser or, if such plan is unwritten, a written summary of such plan’s material terms.

(b)Each Business Benefit Plan has been maintained, operated and administered in compliance with applicable Laws and with the terms of such Business Benefit Plan, except where the failure to comply would not reasonably be expected to result in material Liability to Purchaser.  No Business Benefit Plan is, and none of the Seller or any of its ERISA affiliates has, during the preceding five-year period, contributed to, or been obligated to contribute to, or otherwise had any obligation or liability in connection with any benefit plan that is subject to Section 302 or Title IV of ERISA, or Section 412 or 430 of the Code or is otherwise a defined benefit pension plan, including a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA).  There are no pending, or to the Knowledge of the Seller, threatened, investigations by any Governmental Authority with respect to or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any Business Benefit Plan, except as would not reasonably be expected to result in any material Liability to Purchaser.

(c)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Business Employee, (ii) increase any benefits otherwise payable to any Business Employee under any Business Benefit Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefits under any Business Benefit Plan or (iv) give rise to any “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) to be made to any Business Employee.

(d)The Seller and each Selling Affiliate is, and for the past three years has been, in compliance with all Laws governing employment and labor, including all contractual commitments and all such Laws relating to wages, hours, collective bargaining, discrimination, harassment, retaliation, immigration, civil rights, safety and health, and workers’ classification and compensation, to the extent such Laws apply to the Seller or any Selling Affiliate with respect to the Business Employees, except for instances of noncompliance that would not reasonably be expected to result in material Liability to Purchaser. To the Knowledge of the Seller, neither Seller nor any Selling Affiliate is liable for any arrears of wages, other compensation or benefits, or any Taxes or penalties for failure to comply with any of the foregoing, in each case with respect to the Business Employees.

(e)There are (i) no unions or other collective bargaining units or employee organizing entities certified as representing any of the Business Employees or holding bargaining rights with respect to the Business Employees, (ii) no unions or other collective bargaining units or employee organizing entities recognized by the Seller or any Selling Affiliate as representing any of the Business Employees and (iii) no pending, or to the Knowledge of the Seller, threatened union organizing activities, controversies, strikes, slowdowns, or any other material labor disputes, involving any Business Employees.  There are no pending, or to the Knowledge of the Seller, threatened, grievances or unfair labor practice complaints against Seller or any Selling Affiliates before the National Labor Relations Board or any other Governmental Authority or otherwise with respect to any Business Employee.

(f)True and correct information has been made available to Purchaser regarding the following with respect to each Business Employee: (i) name, job title and employing entity, (ii) original hire date and service date (if different), (iii) principal location of employment, (iv) employment status (including exempt or non-exempt, full-time or part-time, or temporary), (v) leave status and anticipated date of return to full-service; (vi) current base salary or wage rate, (vii) target bonus or commission paid for the fiscal year ending December 31, 2021 and bonus or commission opportunity for the fiscal year commencing January 1, 2022, (viii) any material benefits, whether variable or fixed, (ix) vacation and sick leave entitlement and accrual, (x) confirmation of eligibility to work in the applicable jurisdiction and visa status and (xi) information relating to any, past, current or pending disciplinary actions with respect to any such Business Employee.  As of the date of this Agreement, no Business Employee has given notice of terminating his or her employment or is under notice of dismissal. No Business Employee who receives an offer of employment with the Required Terms pursuant to Section 6.11(a) requires or will require a visa, work permit or employment pass or other similar approval in connection with his or her employment with Purchaser (or any Affiliate of Purchaser).

(g)Except as set forth in Section 3.10(g) of the Seller Schedule, other than the Business Employees, neither the Seller nor any Selling Affiliate employs any individual who performs sales, marketing, quality assurance, manufacturing or regulatory functions primarily or exclusively for the Business.  Each Business Employee has been primarily dedicated to the Business since December 31, 2020 (or, for any such Business Employee hired after December 31, 2020, since the date of such Business Employee’s hire).  Except as set forth in Section 3.10(g) of the Seller Schedule, since December 31, 2020, no employee of Seller or any Selling Affiliate who was primarily dedicated to the Business has been transferred to any division or business unit of Seller other than the Business.

Section 3.11Compliance with Applicable Laws.

(a)The Seller and the Selling Affiliates, with respect to the operation of the Business, are and during the three-year period immediately preceding the Execution Date have been, in compliance in all material respects with all Laws and Permits applicable to the Business and the Purchased Assets, including Environmental Laws, Laws relating to the safeguarding of data privacy, Anti-Corruption Laws, economic sanctions Laws, export control Laws and all national, provincial, state, local, municipal or foreign Laws concerning the important of merchandise, the terms and conduct of international transactions and making or receiving international payments.

(b)During the three-year period immediately preceding the Execution Date, the Seller and the Selling Affiliates, with respect to operation of the Business, have not received a subpoena, letter of investigation, or other document from a Governmental Authority or a private party seeking to assert a claim on its behalf alleging a violation of any such Laws.

(c)This Section 3.11 does not relate to (i) Tax, which is the subject of Section 3.8, (ii) employment and employee benefits matters, which are the subject of Section 3.10 and (iii) Regulatory Laws, which are the subject of Section 3.12.   Entry by Purchaser and Parent Guarantor into this Agreement or the Ancillary Agreements will not cause Purchaser or its Affiliates (which shall, solely for this purpose, include the CVC Network) to either (i) transact with any person on a sanctions list maintained by OFAC, or (ii) breach any prohibition imposed by the Annex to the United States Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or OFAC regulations.

Section 3.12Regulatory Compliance.

(a)The Seller and the Selling Affiliates are conducting, and during the three-year period immediately preceding the Execution Date have conducted, the Business in compliance in all material respects with all applicable Regulatory Laws governing the Exploitation of the Product.  During the three-year period immediately preceding the Execution Date, none of the Seller or any of the Selling Affiliates has received any notice in writing or otherwise, including any Warning Letter, Untitled Letter, FDA Form-483, adverse inspection finding, penalty, fine, sanction, assessment, written request for corrective or remedial action, or notice of violation letter by any Governmental Authority (“Notice”), which has, or reasonably should have, led the Seller to determine that Seller, any of the Selling Affiliates, the Product, or the Business was not in compliance with any Regulatory Law.

(b)Except as set forth in Section 3.12(b)(i) of the Seller Schedule, the Seller and the Selling Affiliates possess all Regulatory Approvals and Permits necessary to conduct the Business as currently conducted, and a true and correct list of such Regulatory Approvals and Permits is set forth in Section 3.12(b)(ii) of the Seller Schedule.  Such Regulatory Approvals and Permits are valid and in full force and effect.  None of the Seller or any Selling Affiliate is, or since three years prior to the Execution Date has been, in material non-compliance with the terms of any such Regulatory Approval or Permit or has received any communication or notice of enforcement from any Governmental Authority relating to any elements or facts that may undermine the ongoing validity of any such Regulatory Approval or Permit.  There are no Actions or inspections pending or, to the Knowledge of the Seller, threatened that could result in the suspension, cancellation, revocation, termination, or material modification of any such Regulatory Approvals or Permits.  With respect to the Business and the Product, the Seller and each Selling Affiliate have filed with the relevant Governmental Authorities all Regulatory Approvals and Permits and material requests, notices, information, and annual or other reports, including adverse event reports, each of which, including any material updates, changes, corrections or modifications thereto, were, to the Knowledge of the Seller, true, complete, and correct in all material respects as of the date of submission.

(c)None of the Seller, any Selling Affiliate or, to the Knowledge of the Seller, any third party engaged by the Seller in connection with the Exploitation of the Product in any jurisdiction has received any notice of enforcement action from any applicable Governmental Authority in the three years immediately prior to the Execution Date with respect to any facility engaged in the Exploitation of such Product or has Exploited the Product in material non-compliance with any applicable Regulatory Law. During the three-year period immediately preceding the Execution Date, there have been no voluntary or required recalls or market withdrawals, seizures, detentions, import alerts or similar actions, or any material quality, safety, efficacy or performance issues, defects, or complaints with respect to the Product and no such matters are pending, outstanding, or, to the Knowledge of the Seller, threatened.

(d)All Manufacturing operations conducted by or on behalf of the Seller and its Affiliates involving the Product, including contract manufacturers engaged by the Seller to Manufacture the Product, have been and are being conducted in accordance, in all material respects, with all applicable Regulatory Laws, including GMP.  All such manufacturing operations are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C.  Section 360 and 21 C.F.R.  Part 207 and all similar Laws in those jurisdictions in which human clinical trials or manufacturing activities have been or are being conducted by the Seller and its Affiliates involving the Product.  All non-clinical, pre-clinical and clinical trials, clinical investigations and performance evaluations conducted by or on behalf of the Seller and its Affiliates involving the Product are being and have been conducted in material compliance with all applicable protocols and Regulatory Laws and no such trials, investigations, or evaluations have been subject to any clinical hold, or any other Action requiring or requesting the termination, suspension, or material modification of such trials, investigations, or evaluations by any Governmental Authority and no such matters are pending.

(e)None of the Seller, any of its Affiliates or any of their respective directors or employees and, to the Knowledge of the Seller, no contractors, agents, or representatives acting for the Seller or its Affiliates, has committed any act, made any statement or failed to make any statement, relating to the Product or the development or manufacturing thereof that would reasonably be expected to provide a basis for FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed.  Reg. 46191 (September 10, 1991) and any amendments thereto or to provide a basis for a foreign Governmental Authority to invoke a comparable foreign policy.

(f)None of the Seller, any of its Affiliates or any of their respective officers, directors, or employees or, to the Knowledge of the Seller, any contractor, agent, or representative acting for the Seller or its Affiliates in connection with the Business is or ever has been debarred, excluded, or suspended under any applicable Regulatory Law, or from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including (i) debarment under 21 U.S.C.

Section 335a or any similar state or foreign Law and (ii) exclusion under 42 U.S.C.  Section 1320a–7 or any similar state or foreign Law.

(g)There are no outstanding material compliance complaints or reports, internal compliance investigations, or compliance corrective actions relating to the Business.

Section 3.13Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary entitled to any fee or commission payable by Seller, any Selling Affiliate, Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.14Absence of Certain Changes.  During the three-year period immediately preceding the Execution Date, except as disclosed in Seller’s public filings, (a) the Business has been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had a Business Material Adverse Effect.

Section 3.15Solvency.  Upon consummation of the Acquisition, and after giving effect to the transactions contemplated hereby, including payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Seller and its Affiliates will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.  The transfer of the Purchased Assets is not being made and no obligation is being incurred by Seller in connection with the Acquisition with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates.

ARTICLE IV

Representations and Warranties of Purchaser

Except as set forth in the Purchaser Schedule, which Purchaser Schedule shall be organized into sections corresponding to the Sections (or, if applicable, subsections) of this Article IV (provided, that any disclosure in a Section or subsection of the Purchaser Schedule shall apply to the corresponding Section or subsection of this Article IV, as well as to the matters represented or warranted in such other Sections or subsections of this Article IV with respect to which it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify), Purchaser hereby represents and warrants to the Seller as of the Execution Date and as of the Closing Date as follows:

Section 4.1Organization.  Purchaser, and each Affiliate of Purchaser that will enter into any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation.

Section 4.2Authority; Execution and Delivery; Enforceability.

(a)Purchaser has the requisite corporate or other entity power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and Ancillary Agreements to which

Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate or other entity actions of Purchaser.  Purchaser has duly executed and delivered this Agreement and at the Closing will have duly executed and delivered each Ancillary Agreement to which it will be a party.  This Agreement constitutes and each Ancillary Agreement to which Purchaser will be a party, when executed and delivered by Purchaser, will constitute, in each case, assuming the due execution and delivery by each other party thereto, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b)Each Affiliate of Purchaser that will enter into an Ancillary Agreement has the corporate or other entity power and authority to enter into and, perform its obligations under, each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Ancillary Agreements to which any Affiliate of Purchaser will be a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other entity actions of such Affiliate.  Each Ancillary Agreement, when executed and delivered by an Affiliate of Purchaser that is a party thereto, will constitute, in each case, assuming the due execution and delivery by each other party thereto, the valid and legally binding obligation of such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3Non-Contravention and Approvals.

(a)The execution, delivery and performance by Purchaser of this Agreement and of each Ancillary Agreement to which it will be a party and the execution, delivery and performance by each Affiliate of Purchaser of each Ancillary Agreement to which such Affiliate will be a party do not and will not (i) violate the certificate of incorporation or bylaws, or comparable organization documents, of Purchaser or such Affiliate, as applicable, (ii) violate any Law applicable to Purchaser or such Affiliate, as applicable or (iii) violate, breach or constitute a default under or result in the termination of any material Contract to which Purchaser or such Affiliate is a party, except, in the case of (ii) or (iii), for such violations, breaches, defaults or terminations that would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Except for (i) compliance with and filings under the HSR Act, (ii) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to have a Purchaser Material Adverse Effect, and (iii) compliance with and filings, notifications and approvals under any antitrust, competition, trade regulation or foreign investment Laws set forth on Section 4.3(b) of the Purchaser Schedule (the “Foreign Merger Control Laws”), no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Authority or other Person is required for Purchaser to consummate the transactions contemplated hereby or by the Ancillary Agreements.

Section 4.4No Litigation.  There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates before any Governmental Authority and there is no Judgment of a Governmental Authority to which Purchaser or any of its Affiliates is subject, except, for any Action, Judgment that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.5Exclusivity of Representations; Independent Investigation.

(a)Purchaser acknowledges and agrees that, other than the representations and warranties specifically contained in this Agreement or in the Ancillary Agreements there are no representations or warranties of the Seller, any of the Selling Affiliates or any other Person either expressed, statutory or implied with respect to the Seller, its Affiliates, the Purchased Assets, the Assumed Liabilities or the Business, including with respect to any of their respective rights or assets, or the transactions contemplated hereby, individually or collectively.  Without limiting the generality of the foregoing, (i) Purchaser acknowledges and agrees that none of the Seller, the Selling Affiliates or their other Affiliates or respective representatives makes any representations or warranties relating to (1) the maintenance, repair, condition, design, performance or marketability of any Purchased Asset including with respect to fitness for a particular purpose, (2) the operation of the Purchased Assets or the Business after the Closing (3) the probable success or profitability of the Purchased Assets or the Business, or (4) the availability, amount or likelihood of any Separate Payment and (ii) Purchaser understands the competitive dynamics and risks inherent in the pharmaceutical industry, including the potential for development, authorization, approval or market entry of products that may compete with any Subject Product.

(b)Purchaser acknowledges that it, its Affiliates and their respective representatives have been permitted full access to the books and records, facilities, equipment, personnel, Contracts and other properties and assets of the Business that it, its Affiliates and their respective representatives have desired or requested to see and review, and that it and its Affiliates and their respective representatives have had a full opportunity to meet with the officers and employees of the Seller to discuss the Business.  Except as expressly set forth in any representation or warranty of the Seller set forth in Article III or in any Ancillary Agreement, Purchaser acknowledges and agrees that no Person, including the Purchaser Indemnitees, shall have any claim (whether in warranty, contract, tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise) or right to indemnification pursuant to Article IX (or otherwise) with respect to any information, summaries, documents or materials made available or otherwise furnished to or for Purchaser, its Affiliates or their respective representatives by the Seller, any of the Selling Affiliates, or any of their other Affiliates or respective representatives.

(c)Purchaser, its Affiliates and their respective representatives have received and may continue to receive from the Seller, the Selling Affiliates and their other Affiliates and respective representatives certain estimates, projections and other forecasts for the Business and certain plan and budget information.  Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other.  Further, Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, its Affiliates or their respective representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets) and that Purchaser is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by the Seller, the Selling Affiliates or their other Affiliates or respective representatives, and Purchaser shall not, and shall cause its controlled Affiliates and their respective representatives not to, hold any such Person liable with respect thereto (whether in warranty, contract, tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise).

Section 4.6Solvency.  From and following consummation of the Acquisition, and after giving effect to the transactions contemplated hereby, including the payment of the Purchase Price, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including all Additional Payments), and payment of all related fees and expenses, Purchaser will be Solvent.

Section 4.7Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary that might be entitled to any fee or commission payable by the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.8Debarment.  None of Purchaser, any of its Subsidiaries or any of their respective directors or employees or, to the Knowledge of Purchaser, any representative acting for Purchaser or its Subsidiaries is or ever has been debarred, excluded, or suspended from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including (a) debarment under 21 U.S.C. Section 335a or any similar state or foreign Law and (b) exclusion under 42 U.S.C.  Section 1320a–7 or any similar state or foreign Law. Financial Ability.

(a)Purchaser or its Affiliates, as applicable, has received and accepted a fully executed debt Commitment Letter, dated on or before the date hereof (together with all exhibits, annexes and schedules thereto, and as amended, supplemented or replaced in compliance with this Agreement, the “Debt Commitment Letter”) with the lenders named therein (collectively, the “Lenders”) pursuant to which such Lenders have agreed, subject to the terms and conditions thereof, to provide the amounts of debt financing set forth therein, and for the purposes described therein.  The term debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing.”

(b)Purchaser has delivered to Seller a true, complete and correct copy of the executed Debt Commitment Letter save for redactions to delete any confidential compensation information, certain market flex provisions, fee amounts, pricing caps and securities demands (none of which would adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing in any material respect).  The Debt Commitment Letter constitutes the entire and complete agreement of the parties thereto with respect to the Debt Financing and as of the date of this Agreement there are no side letters or other letters, contracts or arrangements except for customary fee letters, engagement letters or other letters, contracts or arrangements which do not adversely affect the amount, conditionality, enforceability, termination, or availability of the Debt Financing in any material respect.  Purchaser shall promptly deliver to the Seller copies of any amendment, supplement, modification or alternative Debt Commitment Letter.

(c)Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing, or any terms or contingencies that would, or could reasonably be expected to, permit the Lenders to reduce the total amount of the Debt Financing.  Assuming the satisfaction of the conditions in Section 7.1 and Section 7.2, as of the date of this Agreement, Purchaser does not have any reason to believe that it (or its relevant Affiliate(s)) will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it (or its relevant Affiliate(s)) in the Debt Commitment Letter on or prior to the Closing Date, nor does Purchaser have any reason to believe that any of the Lenders will not perform their obligations thereunder.

(d)The Debt Financing, when funded in accordance with the Debt Commitment Letter, shall directly or indirectly provide Purchaser with cash proceeds sufficient, together with the resources of the Purchaser and its Affiliates, for the Purchaser to pay the Purchase Price.  Purchaser has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other Liability of any kind, in each case that would impair or adversely affect such resources, funds or capabilities.

(e)As of the date of this Agreement, the Debt Commitment Letter is (i) legal, valid, binding and enforceable obligations of Purchaser (or its relevant Affiliate(s)) and, to the Knowledge of Purchaser, of each of the other parties thereto in accordance with their respective terms (subject to the Enforceability Exceptions) and (ii) in full force and effect.  As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser or, to the knowledge of Purchaser, the Lenders under the terms of the Debt Commitment Letter.  Purchaser (or its relevant Affiliate) has irrevocably paid in full (or caused to be paid) any and all commitment fees or other fees and expenses required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement and will continue to timely pay in full (or caused to be paid) any such amounts arising under the Debt Commitment Letter as and when they become due and payable.  As of the date of this Agreement, the Debt Commitment Letter has not been modified, amended, withdrawn or restated and none of the commitments under the Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect.

(f)In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

ARTICLE V

Representations and Warranties of Parent Guarantor

Parent Guarantor hereby represents and warrants to the Seller as of the Execution Date as follows:

Section 5.1Organization.  Parent Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation.

Section 5.2Authority; Execution and Delivery; Enforceability.  Parent Guarantor has the requisite corporate or other entity power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and Ancillary Agreements to which Parent Guarantor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate or other entity actions of Parent Guarantor.  Parent Guarantor has duly executed and delivered this Agreement and at the Closing will have duly executed and delivered each Ancillary Agreement to which it will be a party.  This Agreement constitutes and each Ancillary Agreement to which Parent Guarantor will be a party, when executed and delivered by Parent Guarantor, will constitute, in each case, assuming the due execution and delivery by each other party thereto, the valid and legally binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE VI

Covenants

Section 6.1Conduct of Business.

(a)Except for (i) matters set forth in Section 6.1(a) of the Seller Schedule, (ii) as consented to in writing by Purchaser, (iii) as required by applicable Law or (iv) otherwise contemplated by the terms of this Agreement or any Ancillary Agreement, from the Execution Date to the Closing Date or the earlier termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), the Seller shall, and shall cause the Selling Affiliates to:

(i)conduct the Business in the ordinary course in a manner consistent with past practice (provided, that no action taken or not taken by the Seller or any Selling Affiliate in order to comply with clause (v) below shall be deemed a breach of this clause (i));

(ii)use commercially reasonable efforts to (A) preserve substantially intact its present business operations and organization in each case relating to the Business, (B) retain the services of the Business Employees set forth on Section 1.1(a) of the Seller Schedule and (C) preserve the goodwill of its present relationships with Persons having material business dealings with Seller (including customers and suppliers) in connection with the Business;

(iii)maintain (A) the Purchased Assets in their current condition, ordinary wear and tear, casualty and condemnation excepted, and (B) insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the Execution Date;

(iv)pay all maintenance and similar fees and take all appropriate actions necessary to prevent the abandonment, loss or impairment of all Purchased Intellectual Property; and

(v)not take any of the following actions with respect to the Business:

(A)sell, transfer, lease, license, permit to lapse or otherwise dispose of any material Purchased Assets except, in each case, for sale of inventory in the ordinary course of business consistent with past practice;

(B)mortgage, pledge or otherwise encumber any Purchased Assets, except in the ordinary course of business consistent with past practice or for mortgages, pledges or encumbrances which will be released at or prior to the Closing;

(C)terminate any Material Contract (other than at the end of the term of such Material Contract in accordance with its terms), make any material amendment or modification to or waive any material right under any Material Contract, or enter into any Contract that, if entered into prior to the date hereof, would constitute a Material Contract other than customer contracts entered into in the ordinary course of business relating to the sale of Products;

(D)enter into any agreement or arrangement which would limit or restrict the distribution or sale of any Subject Product in any material respect following the Closing;

(E)accelerate the delivery or sale of the Product or any services provided by Seller or any Seller Affiliate in respect of the Business, or offer discounts, rebates or special promotions on the Product products or such services that have the effect of accelerating sales to customers or delay the payment of suppliers beyond the respective payment date, in each case, to the extent such activities would be outside the ordinary course of business consistent with past practice;

(F)except as required by applicable Law or any Business Benefit Plan as in existence on the date hereof and made available to Purchaser prior to the date hereof (1) grant any loan to, or increase the compensation or benefits payable or to become payable to any Business Employee, other than increases to base salary or wage rate in the ordinary course of business consistent with past practice, of the applicable Business Employee’s base salary or annualized wage rate; (2) grant or increase any severance or termination pay for any Business Employee; (3) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any Business Employee other than (i) payments in the ordinary course of business pursuant to past practice based on actual performance for completed performance periods, (ii) the bonuses contemplated by Section 6.11(e) and (iii) as set forth on Section 6.1(a)(v) of the Seller Schedule; (4) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits to any Business Employee or (5) except as set forth on Section 6.1(a)(v) of the Seller Schedule, establish, adopt, enter into, amend, modify or terminate any Business Benefit Plan with respect to any Business Employee, except for any broad-based amendments or modifications to any Business Benefit Plan made in the ordinary course of business consistent with past practice that apply to employees of the Seller and Seller Affiliates generally;

(G)(1) terminate (without cause), furlough or layoff (including temporarily) any Business Employee; (2) except as set forth on Section 6.1(a)(v) of the

Seller Schedule, hire or transfer any employee to a sales, marketing, quality assurance, manufacturing or regulatory affairs role that is primarily or exclusively dedicated to the Business; (3) materially change the role or responsibilities of any Business Employee, including the percentage of time such Business Employee spends dedicated to the Business;

(H)take any action or make any omission that may undermine, restrict or limit in any way the validity or scope of any Purchased Regulatory Approval;

(I)grant to any Person any license, sublicense, covenant not to sue, immunity authorization, release or other right with respect to any Purchased Intellectual Property, or assign or transfer to any Person any rights to any Purchased Intellectual Property;

(J)Commence any Action relating to the Product or the Business, except with respect to matters arising under or in connection with this Agreement or the Ancillary Agreements;

(K)adopt a plan or agreement of complete or partial liquidation or dissolution; or

(L)agree or commit to do any of the foregoing.

(b)During the Pre-Closing Period, Seller shall provide Purchaser with written notice as soon as practicable upon any of the following, if related to the Product: (i) the initiation or receipt of any Notice and any adverse inspectional findings or Notices, in each case alleging material non-compliance with any Law (including Regulatory Laws); (ii) any material adverse audit findings or complaints; (iii) any material quality, safety, efficacy, or performance issues or corrective, preventive, or remedial actions, including recalls; and (iv) its knowledge of any Action pending or threatened against the Seller or any of the Selling Affiliates or their respective assets.

(c)During the Pre-Closing Period and for a period ending six months after the Closing, Seller shall provide Purchaser with prompt written notice upon receipt by it or any of its Affiliates of notice of an Abbreviated New Drug Application (ANDA) filing of a Generic Version of the Product.

(d)Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Business prior to the Closing.  Prior to the Closing, the Seller and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their businesses and operations.

Section 6.2Access to Information.

(a)During the Pre-Closing Period, the Seller shall, and shall cause the Selling Affiliates to, afford Purchaser and its accountants, counsel and other authorized representatives reasonable access, upon reasonable prior notice during normal business hours, to the properties, books and records of the Seller and the Selling Affiliates to the extent exclusively relating to the Business or the Purchased Assets; provided, however, that such access does not interfere or disrupt the normal operations of the Seller or any of the Selling Affiliates; provided, further, however, that the Seller and the Selling Affiliates shall not be obligated to provide such information if doing so would, (i) based on advice of the Seller’s counsel, (A) create any potential Liability under applicable Laws, (B) jeopardize the protection of any attorney-client or other legal privilege, or (C) result in the improper disclosure of any trade secrets of third parties or (ii) in the reasonable judgment of the Seller, violate a Contract or obligation of confidentiality owing to a third party.  All requests for information made pursuant to this Section 6.2(a) shall be directed to such person or persons as may be designated by the Seller, and Purchaser shall not directly or indirectly contact any officer, director, employee, agent or representative of the Seller or any of its Affiliates without the prior approval of such designated person(s).  Purchaser acknowledges and agrees that any information provided to Purchaser or its representatives pursuant to this Section 6.2(a) or otherwise by or on behalf of the Seller, its Affiliates or their representatives shall be subject to the terms and conditions of Section 6.3.

(b)After the Closing Date, Purchaser shall grant to Seller and its Affiliates such access to financial records and other information in its possession related to Purchaser’s conduct of the Business and such cooperation and assistance as shall be reasonably required to enable Seller and its Affiliates to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters; provided, however, that such access does not unduly interfere or disrupt the normal operations of Purchaser or any of its Affiliates; provided, further, that Purchaser shall not be obligated to provide such information if doing so would (i) based on advice of Purchaser’s counsel, create any potential Liability under applicable Laws or would jeopardize the protection of any attorney-client or other legal privilege, or (ii) in the reasonable judgment of Purchaser, would (A) result in the improper disclosure of any trade secrets of third parties or (B) violate a Contract or obligation of confidentiality owing to a third party.  The Seller shall promptly reimburse Purchaser for Purchaser’s reasonable out-of-pocket expenses associated with requests made by the Seller and its Affiliates under this Section 6.2(b), but no other charges shall be payable by Seller to Purchaser in connection with such requests; provided, further, that this Section 6.2(b) shall not apply with respect to access required for Tax matters, which are the subject of Article IX.

(c)For a period of seven years following the Closing Date, Purchaser shall, and shall cause its controlled Affiliates to, preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Business relating to the conduct and operations of the Business prior to the Closing Date and shall not destroy, alter or otherwise dispose of any such books and records of the Business without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof, to the extent practicable and legally permissible.

(d)Purchaser acknowledges and agrees that prior to making any records available to Purchaser, the Seller and its Affiliates may redact any portions thereof that do not relate to the Business, the Product, the Purchased Assets or the Assumed Liabilities.

(e)Seller shall prepare one or more flash drives (or similar storage medium) containing electronic copies of the Data Room as of the date of this Agreement (but at least three (3) hours prior to the execution thereof) and deliver such flash drives (or similar storage medium) to Purchaser prior to the Closing.

Section 6.3Confidentiality.

(a)Prior to the Closing, Seller and Purchaser acknowledge that they each are and remain bound by the terms of that certain Mutual Confidential Disclosure Agreement (as amended, the “MCDA”), dated as of October 26, 2021, by and between Seller and Purchaser.  Each of Seller and Purchaser shall abide by the terms of the MCDA, the terms of which are incorporated herein by reference.  The MCDA will remain in full force and effect until the Closing in accordance with Article VIII and thereafter all Confidential Information of Seller relating exclusively to the Purchased Assets as of the Closing Date shall constitute Confidential Information of Purchaser.  For clarity, Seller shall retain all Confidential Information of Seller relating to the Retained Liabilities.

(b)Subject to Section 6.3(a), for a period of six years following the Closing, each of Purchaser and Seller agree that they and each of their respective controlled Affiliates and representatives shall keep confidential and safeguard all, and not use any, Confidential Information concerning the other Party (which, in the case of Purchaser, shall include information concerning the CVC Network), as applicable, or any of their business operations.  Each of Purchaser and Seller shall be liable for any unauthorized disclosure of Confidential Information or other violation of the obligations set forth in this Section 6.3(b) by any of its controlled Affiliates or representatives as if it were their own failure to comply with such obligations.

(c)Notwithstanding anything to the contrary in this Section 6.3 or the MCDA and subject to the requirements to maintain and preserve Privileges in accordance with Section 6.10, in the event that any of Purchaser, the Seller or any of their respective Affiliates is required by applicable Law or a Governmental Authority to disclose any of the Confidential Information that such Person is required to keep confidential pursuant to Section 6.3(a) or (b), such required disclosure shall be permitted so long as, the Party with such confidentiality obligation shall (i) to the extent legally permissible, prior to any such disclosure, (A) provide the other Party with prompt notice of such request or requirement describing the circumstance of such request or requirement and the scope of information which shall be made available and (B) reasonably consult with the other Party with a view to avoiding the disclosure or narrowing its scope, including if requested, taking all reasonable steps to resist or avoid any such disclosure and (ii) if compliance with the obligations set forth in the preceding clause (i) shall not be legally permissible, as soon as reasonably practicable and legally permissible after the disclosure, inform the other party of the circumstances of the requirement to disclose Confidential Information and about the disclosure which was made.

Section 6.4Efforts; Antitrust Notifications.

(a)Purchaser and Seller shall, and shall cause their respective controlled Affiliates to, (i) use reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (ii) cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, and (iii) provide such other information to any Governmental Authority as such Governmental Authority may request in connection herewith.  Each Party hereto, as applicable, agrees to, and to cause its Affiliates to, use its reasonable best efforts to obtain expiration or an early termination of the applicable waiting period, including under the HSR Act, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Neither the Seller, on the one hand, nor Purchaser, on the other hand, may (or may permit any of their respective Affiliates to), without the consent of the other Party, (A) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Authority with additional time to review any of the transactions contemplated by this Agreement, or (B) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority.  Purchaser and Seller shall each be responsible for paying fifty percent (50%) of all fees and make all other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Purchaser or any of its Affiliates or any other Person to (i) propose, negotiate, commit to and effect, by consent decree, hold separate or asset preservation orders or otherwise, the sale, divesture, disposition, or license of any companies, assets, operations, properties, produce, rights, licenses, services or businesses of Purchaser or any of its Affiliates or any other Person; (ii) contest, resist, or resolve any Action that is commenced or threatened by a Governmental Authority or other Person challenging the transactions contemplated by this Agreement or the Ancillary Agreements under antitrust Law or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, or to oppose any such Actions, whether judicial or administrative against it in connection with transactions contemplated by this Agreement or the Ancillary Agreements; (iii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iv) agree to any material modification or waiver of the terms and conditions of this Agreement or the Ancillary Agreements.

(b)To the extent permitted by applicable Law or the applicable Governmental Authority, each of Purchaser, on the one hand, and the Seller, on the other hand, shall promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority, relating to the matters that are the subject of this Agreement and permit the other to review in advance any proposed communication by such Party to any Governmental Authority and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser or the Seller, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with this Agreement and the other transactions contemplated by this Agreement.  Unless required by a Governmental Authority, neither Purchaser, on the one hand, nor the Seller, on the other hand, shall (or permit any of their respective Affiliates to) agree to participate in any communication with such Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate in such communication.  Purchaser, on the one hand, and the Seller, on the other hand, will, and will cause their respective Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  Purchaser, on the one hand, and the Seller, on the other hand, will promptly provide each other with copies of all correspondence, filings or communications between them or any of their representatives or Affiliates, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (i) to remove references or materials concerning the valuation of the Business or other material reasonably determined by a Party to be commercially sensitive, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

(c)Purchaser, on the one hand, and the Seller, on the other hand, shall not enter into any transaction, or any Contract or other written agreement, to effect any transaction (including any merger or acquisition) that might reasonably be expected to and has the effect of making it more difficult to: (i) obtain the expiration or termination of the waiting period under the HSR Act and approval under the Foreign Merger Control Laws; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would prevent the consummation of the transactions contemplated by this Agreement; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities that may be or become necessary or advisable for the consummation of the transactions contemplated by this Agreement; provided, for the avoidance of doubt, that nothing in this Section 6.4(c) shall limit any members of the CVC Network from entering into any such transactions, Contracts or other written agreements.

Section 6.5Services from Affiliates.  Purchaser acknowledges that the Business currently receives from the Seller and its Affiliates (including through Contracts to which the Seller or its Affiliates are party that are Excluded Assets) certain administrative, corporate and other services and benefits, including accounting, legal, intellectual property related services, information technology services reporting and back office services and processing, financial systems, treasury services (including insurance, human resources, cash management, financing, taxation and internal audit), research and development (including pharmacovigilance and operations), regulatory and medical affairs, technical development, quality, product supply (including procurement, production, CMO management, distribution and quality), product safety, environmental management and marketing and sales support.  Other than as may be provided pursuant to the terms of the Transitional Services Agreement, Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business as of the Closing Date and thereafter the Seller’s and its Affiliates’ sole obligation with respect to the provision of any services with respect to the Business shall be as set forth in the Transitional Services Agreement.

Section 6.6Publicity.  Neither Purchaser, on the one hand, nor the Seller, on the other hand, will issue or permit any of their respective controlled Affiliates to issue any press release, website posting or other public announcement with respect to this Agreement or the transactions contemplated hereby (other than the Debt Financing) without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules or regulations (in which case the parties will endeavor to allow the other Party to comment on such release or statement to the extent practicable); provided, however, that subject to Section 6.11(g), Purchaser, on the one hand, and the Seller, on the other hand, may make internal announcements to their respective employees that are consistent with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement and the Ancillary Agreements and provided, further, that members of the CVC Network may provide general information about the subject matter of this Agreement, the Ancillary Agreements and the Business (including its performance and improvements) in connection with such members’ fund raising, marketing, informational or reporting activities in the ordinary course.  If either of the Seller or Purchaser, based on the advice of its counsel, determines that this Agreement, or any of the other Ancillary Agreements, must be publicly filed with a Governmental Authority, then the Seller or Purchaser, as applicable, prior to making any such filing, shall, subject to applicable Law, provide the other Party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will give due consideration to any comments provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by the other Party or its counsel for redaction and confidentiality.  At any time following the issuance of the initial press release, any Party, its Affiliates and representatives, shall be permitted to make any public announcements regarding this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby without the prior written consent of any other Parties, to the extent such announcements are consistent with such press release or other prior disclosures approved in accordance with this Section 6.6.  Notwithstanding any other provision of this Agreement, the requirements of this Section 6.6 shall not apply to any disclosure of the Seller or Purchaser of any information concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in connection with any dispute between the Parties regarding this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby. For the avoidance of doubt, nothing herein shall restrict (i) Purchaser, the Lenders or their respective Affiliates from making customary announcements and communications in connection with the arrangement and syndication of the Debt Financing or (ii) Purchaser or its Affiliates from making customary announcements and communications in connection with their normal fund raising, marketing, informational or reporting activities. Purchaser and Seller will agree on the language of press releases at the execution of this Agreement and the closing of the Acquisition.

Section 6.7Use of Seller Names and Marks.

(a)Purchaser hereby acknowledges that the Seller and its Affiliates own all right, title and interest in and to the Seller Names and Marks, together with all variations and acronyms thereof and all Trademarks or goodwill containing, incorporating, based on or associated with any of the foregoing, and that, except as may be expressly provided in the Transitional Trademark License Agreement, any and all right of the Business to use the Seller

Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller and its Affiliates along with any and all goodwill associated therewith.  Purchaser further acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Business or otherwise, to use the Seller Names and Marks, except as may be expressly provided in the Transitional Trademark License Agreement.

(b)Except as may be expressly provided in the Transitional Trademark License Agreement, no right to use the Seller Names and Marks is granted by the Seller or any of its Affiliates to Purchaser or its Affiliates, whether by implication or otherwise, and nothing hereunder permits Purchaser or its Affiliates to use the Seller Names and Marks in any manner or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register, any of the Seller Names and Marks in any jurisdiction.

Section 6.8Further Action.  On the terms and subject to the conditions of this Agreement (including Section 6.4), each Party shall use its commercially reasonable efforts (except to the extent a higher standard is provided for herein, in which case, the applicable Party shall use efforts that meet such higher standard) to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated hereby and by the Ancillary Agreements and to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.  Subject to appropriate confidentiality protections, each of the Parties will cooperate with and furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

Section 6.9Bulk Sales Law.  Purchaser acknowledges that the Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction.  Purchaser hereby waives compliance by the Seller and its Affiliates with the provisions of all applicable so called “bulk sales” or “bulk transfer” laws in connection with the transactions contemplated by this Agreement.

Section 6.10Litigation; Privileged Matters.

(a)Purchaser agrees to, after the Closing, cooperate with the Seller and its Affiliates as necessary in connection with the defense by the Seller or any of its Affiliates against, or the prosecution of, any Action or investigation, whether existing, threatened, or anticipated, relating to any Subject Product, the Business or the Purchased Assets, including (i) the ownership of the Purchased Assets prior to the Closing, (ii) the research, development, marketing, importation, sale or other Exploitation of the Product prior to the Closing, (iii) the Manufacture or production of the Product sold prior to the Closing, (iv) the Purchased Contracts with respect to any period prior to the Closing and (v) the operation or conduct of the Business prior to the Closing.  In each such case as described in the foregoing sentence, Purchaser’s cooperation shall (1) be in addition to Purchaser’s obligation to indemnify the Seller Indemnitees for the Assumed Liabilities associated with any such Action and (2) include providing the access described in Section 6.2(b).

(b)The Parties agree that, from and after the Closing, to the extent permitted by Law, their respective rights and obligations to maintain, preserve, assert or waive any or all attorney-client and work product privileges belonging to any Party with respect to the Business and the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Retained Liabilities (collectively, “Privileges”) shall be governed by the provisions of this Section 6.10.  From and after the Closing, with respect to (i) matters relating to the Excluded Assets or the Retained Liabilities, (ii) all information relating to the Acquisition (other than with respect to information solely possessed by Purchaser), and (iii) matters relating to the Business prior to the Closing, the Seller and its Affiliates shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Purchaser and its Affiliates shall take no action without the prior written consent of the Seller that would be reasonably likely to result in any waiver of any such Privilege that could be asserted by the Seller or any of its Affiliates.  From and after the Closing, with respect to (1) matters relating to the Business on or after the Closing, (2) Purchased Assets or (3) the Assumed Liabilities  (in each case, for the avoidance of doubt, excluding all information relating to the sale of the Business (other than with respect to information solely possessed by Purchaser)), Purchaser shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and the Seller and the Selling Affiliates shall take no action without the prior written consent of Purchaser that would be reasonably likely to result in any waiver of any such Privilege.  All information as to which Seller or any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, would be entitled to assert or has asserted a Privilege pursuant to this Section 6.10 is referred to as “Privileged Information”.

(c)From and after the Closing, upon (i) receipt by the Seller or any of the Selling Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or (ii) the Seller or the Selling Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, obtaining knowledge that any current or former employee of the other has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, the Seller or Purchaser, as the case may be, shall promptly notify in writing the other Party of the existence of the applicable request and shall provide the other a reasonable opportunity to review such request and to assert any rights it may have under this Section 6.10 or otherwise to prevent the production or disclosure of Privileged Information, except that if any such request relates to Privileged Information relating to the Acquisition (other than with respect to information solely possessed by Purchaser), the Seller and the Selling Affiliates shall have no obligation under this Section 6.10(c) to notify Purchaser or provide Purchaser any opportunity to review such request.

Section 6.11Employee Matters.

(a)Acquired Employees.  From and after the date of this Agreement until the Closing Date, Seller shall deliver to Purchaser, on a periodic basis as reasonably requested by Purchaser, an updated Business Employee List, including the information described in Section 3.10(f) with respect to each Business Employee.  No later than 10 days prior to the Closing Date, Purchaser (or an Affiliate of Purchaser) shall, in writing, offer employment to all Business Employees.  The offered employment must (i) not require the Business Employee to work from a principal place of employment that is more than 35 miles from the Business Employee’s assigned office location immediately prior to Closing and (ii) be at a base salary or wage at least equal to the Business Employee’s base salary or wage on the Closing Date (the “Required Terms”).  Any Business Employee who is offered employment by Purchaser (or Purchaser’s Affiliate) and who accepts such offer of employment shall commence employment with Purchaser (or Purchaser’s Affiliate) as of and contingent upon the Closing (such employee who commences employment with Purchaser, an “Acquired Employee”).  All Acquired Employees shall be employed solely on an “at will” basis, except as required by applicable Law.  As of and contingent upon the Closing, the Seller (or Seller’s applicable Affiliate) shall terminate the employment (or enter into a mutual termination agreement) of (or with) each Acquired Employee.  Any Business Employee who is not actively at work on the Closing Date due to an approved leave of absence or to a short-term disability (an “Inactive Employee”) shall be offered employment with Purchaser (or Purchaser’s Affiliate) on the Required Terms when and if such Business Employee presents himself or herself to Purchaser (or Purchaser’s Affiliate) for active employment during the six-month period beginning on the Closing Date (or such longer period that may be required under applicable Law).  Any such Inactive Employee who accepts employment with Purchaser (or Purchaser’s Affiliate) shall be treated as an Acquired Employee under this Section 6.11 beginning on the individual’s date of hire with Purchaser (or Purchaser’s Affiliate).  Any Inactive Employee who does not present himself or herself for active employment with Purchaser (or Purchaser’s Affiliate) within the six-month period beginning on the Closing Date (or such longer period that may be required under applicable law) shall not be offered continued employment with Purchaser (or Purchaser’s Affiliate) and, notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume any liabilities in respect of such Inactive Employee.

(b)Compensation and Benefits.  For the [***]-year period immediately following the Closing Date (or if earlier, until the date Separate Payment is no longer in effect), Purchaser (or Purchaser’s Affiliate) shall provide the Acquired Employees with (i) base salary or wage at least equal to the Business Employee’s base salary or wage on the Closing Date, and (ii) other compensation and benefits (excluding equity and equity-based awards, non-qualified deferred compensation, severance benefits, defined benefit pension plans, post-termination and retiree health and welfare benefits, retention and transaction based payments) that are in the aggregate substantially similar to the other compensation and benefits offered to the Acquired Employees by the Seller or its applicable Affiliate immediately prior to Closing.

(c)Employment Guarantee Period.  If Purchaser or any of Purchaser’s controlled Affiliates terminates the employment of any Acquired Employee other than for cause or due to the fact that Separate Payment is no longer in effect during the [***]-year period immediately following the Closing Date (“Employment Guarantee Period”), Purchaser or Purchaser’s applicable Affiliate will pay to the Acquired Employee a severance benefit on the terms set forth in Section 6.11(c) of the Seller Schedule.  Purchaser and Purchaser’s Affiliates shall not have any obligations under this Section 6.11(c), (1) if the employee is terminated for cause or due to the fact that Separate Payment is no longer in effect or (2) in the event an employee voluntarily terminates employment.  Purchaser shall be permitted to condition the benefits under this paragraph on the Acquired Employee entering a customary release of all claims and such release becoming effective in accordance with its terms where permitted by applicable Law.

* [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

(d)Benefit Plans.  All Acquired Employees shall be eligible to participate in Purchaser’s employee benefit plans pursuant to the terms and conditions of such plans.  Acquired Employees shall be given credit, without duplication, for service time with the Seller or its applicable Affiliate for purposes of eligibility and vesting, including with respect to level of vacation, under Purchaser’s plans (other than with respect to equity and equity-based awards, non-qualified deferred compensation, defined benefit pension plans, post-termination and retiree health and welfare benefits, retention and transaction based payments) to the same extent and for the same purpose as such service was credited to such Acquired Employees under the analogous employee benefit plan of the Seller or its applicable Affiliate immediately prior to the Closing.  During the plan year in which the Closing Date occurs, Purchaser shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, use commercially reasonable efforts to (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Seller prior to the Closing Date, and (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date.

(e)Closing-Year Bonuses.  With respect to Seller bonus and commission incentives for which the applicable performance period has ended on or prior to the Closing Date, or which has otherwise been earned, and in which any Acquired Employee participates, Seller shall pay to each such Acquired Employee the bonus or commission earned based on actual performance and without respect to any continued service requirements, no later than the date on which Seller pays such bonuses or commissions to other similarly situated employees of Seller.  With respect to any Seller bonus or commission incentives for which the applicable performance period has not ended on or prior to the Closing Date and in which any Acquired Employee participates, Seller shall pay to each Acquired Employee a prorated annual bonus or commission, as applicable, the amount of which shall equal the product of the applicable Acquired Employee’s annual bonus or commission (based on actual performance) multiplied by a fraction, the numerator of which is the number of days in the calendar year during which the Closing Date occurs that elapse prior to the Closing Date, and the denominator of which is 365.  Such prorated bonuses and commissions shall be paid no later than the date on which Seller pays such bonuses to other similarly situated employees of Seller.  Notwithstanding the above, any bonus or commission payable under this paragraph (e) shall be paid no later than June 30th of the calendar year following the year to which such bonus relates.

(f)Accrued Vacation, Sick Leave and Personal Time. Seller shall pay each Acquired Employee all accrued but unused vacation and paid time-off for periods prior to the Closing Date as soon as administratively practicable following the Closing Date.

(g)401(k) Plan.  Seller shall take all actions necessary or appropriate to cause all Acquired Employees who participate in the Seller 401(k) Plan (the “Seller 401(k) Plan”) to be fully vested in their account balances under the Seller 401(k) Plan, and shall make to the Seller 401(k) Plan all employer contributions that would have been made on behalf of such employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(h)Employee Communications.  Any broad-based written (or prepared oral) communications proposed to be made to any Business Employees pertaining to compensation or benefit entitlements to be provided following the Closing Date or any other employment matters resulting from the transactions contemplated in this Agreement shall be subject to prior approval of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.  In furtherance of the foregoing, Seller shall provide Purchaser with a copy of the intended communication (including, in the case of any such oral communications, copies of scripts, talking points or other similar materials), and Seller shall have a reasonable period of time to review and comment on the communication.

(i)No Third Party Beneficiaries. Nothing in this Agreement shall create any third party beneficiary or other rights: (i) in any other Person, including any Business Employee, any participant in any employee benefit plan of Seller or Purchaser or their respective Affiliates, or to (ii) continued employment with Purchaser or any of its Affiliates or to any particular term or condition of employment.  Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall confer upon any Business Employee any right to continue in the employ or service of Purchaser or any of its Affiliates, or shall restrict in any manner the right of Purchaser to discharge, terminate or modify any compensation arrangement of any Acquired Employee for any reason at any time.  Nothing in this Section 6.11 shall (a) be deemed or construed to be an amendment or other modification of any employee benefit plan of Purchaser or any of its Affiliates, or (b) create any third party rights in any Business Employee, or other current or former employee or service provider of Seller or its Affiliates (or any beneficiaries or dependents thereof).

(j)Non-Solicitation. From the Closing Date and for a period of one year thereafter, Purchaser shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any senior (director level or above) employee of Seller with whom Purchaser came into contact in connection with its evaluation of the Acquisition (other than the Business Employees) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except (i) pursuant to a general solicitation or advertisements which is not directed specifically to any such employees, (ii) employment efforts made through employment agencies and third party recruiters and (iii) for such employees who have approached Purchaser in an unsolicited manner; provided that nothing in this Section 6.11(j) shall prevent Purchaser or any of its Affiliates from soliciting or hiring (i) any employee whose employment has been terminated by Seller; (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee or (iii) any Business Employees.

Section 6.12WARN Act.  Purchaser agrees to provide any required notice under the WARN Act, and any similar Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Acquired Employees occurring after the Closing Date and Seller and Seller’s Affiliates agree to provide any required notice under the WARN Act, and any similar Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting any Business Employees on or prior to the Closing Date.  Seller shall notify Purchaser of any “employment loss” (as defined in WARN) of any Business Employees that occur during the 90-day period prior to the Closing.

Section 6.13Accounts Payable.  In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any invoices from any third party with respect to any account payable relating to the Business outstanding prior to the Closing, then Purchaser shall, within 30 days after receipt of such invoice, provide a copy of such invoice to Seller.  In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any third party with respect to any account payable relating to the Business for any period after the Closing, then Seller shall, within 30 days after receipt of such invoice, provide a copy of such invoice to Purchaser.

Section 6.14Wrong Pockets; Payments.

(a)After the Closing, if the Seller or any of its Affiliates is the owner of, receives or otherwise comes to possess any Purchased Asset, the Seller promptly shall notify Purchaser and transfer or cause to be transferred, such Purchased Asset to Purchaser.  After the Closing, if Purchaser or any of its Affiliates is the owner of, receives or otherwise comes to possess any Excluded Asset or any other asset that is unrelated to the Business or properly belongs to the Seller or any of its Affiliates in accordance with the terms of this Agreement, Purchaser shall promptly notify the Seller and transfer or cause to be transferred, such Excluded Asset or other asset to the Seller (or to the Affiliate designated by the Seller).  Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset for the benefit of any such other Person and shall not use such asset (or payment in respect of such asset) for any other purpose.

(b)In the event that, after the Closing Date, any Party receives any payments or other funds due to the other Party pursuant to the terms of any of this Agreement or the Ancillary Agreements, then the Party receiving such funds shall promptly (and in any case within 15 Business Days) forward such funds to the proper Party.  The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of this Agreement or the Ancillary Agreements.

(c)If the Seller or any of its Affiliates makes any deposit or payment prior to the Closing under any Purchased Contract in respect of supplies of goods for the Business not received prior to the Closing, Purchaser shall reimburse to the Seller or its applicable Affiliate, within 15 Business Days following the Closing Date, an amount equal to the portion of such deposit or payment that relates to the goods to be received after the Closing by Purchaser.  If any customer or other third party offsets from any amount payable to the Seller or any of its Affiliates, any amount owed from the Business to such customer or other third party which is an Assumed Liability, Purchaser shall reimburse to the Seller or its applicable Affiliate an amount equal to such offset within 15 Business Days following Purchaser’s receipt of an invoice therefor, with reasonable supporting documentation.

Section 6.15Noncompetition.  Until the expiration of the Royalty Term with respect to all Royalties, Seller shall not, and shall cause its controlled Affiliates not to, whether alone or jointly with another party, directly or indirectly, knowingly carry on or be engaged or concerned or interested economically or otherwise in any manner in the development, Manufacture, distribution, sale, marketing, promotion or other commercialization of any product which competes with the Subject Products anywhere in the world or own, manage, operate or control any Person engaged in such a competing business.

Section 6.16Rights of the Parties During the Term of Certain Ancillary Agreements.  The Seller or its applicable Affiliate shall retain any and all rights under Contracts, all equipment that would be considered Purchased Equipment, supplies and other fixed assets, all Regulatory Approvals and any other assets that would otherwise be considered Purchased Assets pursuant to Section 2.1 (the “Required Seller Assets”), to the extent that the Seller or such Affiliate needs such Required Seller Assets in order to provide the services or perform its obligations described in the Transitional Services Agreement.  Each Required Seller Asset shall constitute Excluded Assets until the earlier of (a) such time as a Required Seller Asset is no longer necessary to perform the obligations of the Seller or of any of its Affiliates under the Transitional Services Agreement and (b) the applicable Ancillary Agreement pursuant to which the Seller or its applicable Affiliate needed to use such Required Seller Assets is terminated, at such time the Required Seller Assets will become Purchased Assets and the Parties will arrange for their transfer consistent with Article II and the Transitional Services Agreement.  For the purposes of the representations and warranties of the Seller, the Parties shall deem the Required Seller Assets as having been transferred in its entirety at Closing.

Section 6.17Quality Control.

(a)Purchaser understands and agrees that, except as otherwise required under applicable Law (or as set forth under any Purchased Contract or Ancillary Agreement), from and after the Closing Date, Purchaser shall be responsible for ensuring the Subject Products are manufactured in compliance with applicable Laws, including GMP regulations applicable to the Subject Products and all other quality and manufacturing standards imposed by any applicable Governmental Authorities.  From and after the Closing Date, Purchaser shall be responsible for all quality issues related to Subject Products; provided that the Seller shall, upon Purchaser’s reasonable request, provide commercially reasonable assistance, pursuant to the Seller’s standard operating procedures, to Purchaser in handling any such quality issues existing and open prior to the Closing Date related to Subject Products Manufactured, distributed or sold prior to, on or after the Closing Date, whether or not known to Seller as of the Closing Date.  Purchaser shall provide any such requests in writing and provide the Seller with a reasonable time period to respond and prepare assistance.  Any assistance provided by the Seller to Purchaser in handling any such quality issues shall not exceed the Seller’s current standard operating procedures in handling the quality issues as provided in the Seller’s policies and procedures that are effective at the time of the request by Purchaser.

(b)From and after the Closing, in the event that any Governmental Authority shall allege or prove that any Subject Product does not comply with any applicable Law relating to the quality and manufacturing of the Subject Products or Product Specifications, Purchaser shall be fully responsible for such investigation and the disposition thereof. Prior to the transfer of the Purchased Regulatory Approvals to Purchaser, Seller and Purchaser agree to cooperate as necessary including to take responsive action, respond to, or engage with the Governmental

Authority.  The Party which sold the applicable Subject Product shall be responsible for all costs and expenses with respect to any such investigation and disposition of such Subject Product.  The Parties shall cooperate and work together in good faith in addressing all such non-compliance allegations and occurrences.

(c)Each Party shall notify the other as soon as practicable after it becomes aware of any misbranding, adulteration, malfunction of or other defect in any Subject Product (a “Defective Product”).  If a Governmental Authority issues a warning letter or threatens or commences an Action (including seeking an injunction) in relation to, seizes, or requests or requires a recall of any Subject Product, Purchaser or the Seller, as the case may be, shall immediately notify the other Party of the action, seizure, request or requirement and provide to the other Party a copy of any warning letter or notice given by the Governmental Authority.  If an action as described in the foregoing sentence requires response, Purchaser, after consultation with the Seller, will determine the nature, content and scope of that response and will determine the procedures and steps in respect of that response, whether or not the response is to be given by Purchaser or the Seller.

(d)From and after Closing, Purchaser shall have the right to decide whether to undertake a recall of any Subject Product voluntarily, and the nature, level and scope of, and all steps and procedures with respect to, any such voluntary recall and if Purchaser decides to recall a Defective Product, then (i) Purchaser shall take all reasonable steps to effect the recall and (ii) Purchaser and the Seller shall use reasonable efforts to mitigate the costs of such recall.

(e)If a Governmental Authority orders the recall of any Subject Product after the Purchased Regulatory Approvals have been transferred to the Purchaser, Purchaser shall comply with any notice given by the Governmental Authority with respect to such recall.  If a Governmental Authority orders the recall of any Subject Product from and after the Closing Date but prior to the date of transfer of the Purchased Regulatory Approvals to Purchaser, Purchaser shall cooperate with Seller with respect to such recall.  The Party that sold the applicable Subject Product shall be responsible for all costs and expenses with respect to any recalls of any Subject Product from and after the Closing Date.

(f)Notwithstanding the foregoing, if any Defective Product that is subject to a recall (either initiated by Purchaser or ordered by a Governmental Authority) bears any of the Seller Names and Marks on the product label, Purchaser shall (i) notify the Seller of the recall decision, as soon as reasonably practicable, but in no event later than two Business Days after Purchaser decides to or is ordered to conduct the recall of the Defective Product, and (ii) provide the Seller and its applicable Affiliates with an opportunity to review any proposed materials related to the recall prior to the filing or publication thereof and any related process with respect thereto and any proposed correspondence or other communication with any Governmental Authorities with respect to any proposed or submitted recall materials.

(g)In connection with the undertakings set forth in Section 6.17(a)-(f), Purchaser agrees to reimburse the Seller for the value of any and all out-of-pocket costs and expenses incurred by the Seller or any of its Affiliates in connection with any activities undertaken by the Seller or any of its Affiliates to handle such quality issues at the request of Purchaser or as otherwise required by any Governmental Authority or applicable Law at any time on and after the Closing Date to the extent related to Product Manufactured, distributed or sold on or after the Closing Date.

(h)Notwithstanding any term or condition of Section 2.7, in the event that one or more units of Subject Product that were sold by or on behalf of Seller on or prior to December 31, 2021, are recalled after December 31, 2021, then any amounts of Net Revenue or Sublicense Revenue received by Purchaser, its Affiliates or its or their assignees or licensees (or sublicensees, regardless of tier) in connection with the sale of units of Subject Product to replace such recalled units of Subject Product, shall be payable in their entirety to Seller pursuant to the same reporting and payment procedures set forth in Section 2.7 with respect to the payment of Royalties.

Section 6.18Insurance.  Purchaser is aware that the Business and the Purchased Assets are currently covered by group umbrella insurance policies taken out by Seller.  The coverage under such group umbrella insurance policies is only for the benefit of the Seller and its Affiliates, and not for the benefit of Purchaser or the Business and at all times after the Closing, neither the Business nor any claim made in respect of the Business will be covered by such group umbrella insurance policies.  As of the Closing Date and consistent with Article II, Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets and the Business covering all periods and agrees not to seek, through any means, to benefit from the Seller’s or any of its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets and the Business (including for any events, occurrences or accidents occurring on or before the Closing Date). Notwithstanding anything to the contrary hereunder, until September 30, 2022, Seller shall maintain a “run-off” product liability insurance policy upon the Product in such amounts and of such kinds comparable to that in effect on the Execution Date.

Section 6.19Trade Notification.  From the Execution Date through the Closing, the Seller and Purchaser shall cooperate in good faith to agree in writing on the method and content of the notifications to customers and suppliers of the sale of the Purchased Assets to Purchaser hereunder; provided, that the Seller shall have the sole right to deliver such notifications to customers prior to the Closing.  Purchaser (prior to the Closing) shall not make any other communications or give any other notices to customers or suppliers relating to the transactions contemplated hereby prior to the date of, or inconsistent with the terms of, such written agreement.

Section 6.20Transfer of Purchased Regulatory Approvals and Compliance with Regulatory Requirements.

(a)Immediately following the Closing, Purchaser shall assume all regulatory responsibilities for compliance with the requirements of the FDA and similar state and foreign Governmental Authorities relating to the Exploitation of any Subject Product to the extent that such responsibilities can be transferred to Purchaser from Seller as of the Closing Date.  In each case, such requirements include the FDCA, FDA’s implementing regulations, and all similar requirements in other jurisdictions. Purchaser and Seller agree to cooperate to execute regulatory responsibilities between the Closing Date and the transfer of the Purchased Regulatory

Approvals to Purchaser.  For the avoidance of doubt, any responsibilities not transferred as of the Closing Date will occur upon the transfer of the Purchased Regulatory Approvals to Purchaser.

(b)With respect to the Purchased Regulatory Approvals held by the Seller or a Selling Affiliate, Seller and Purchaser shall as soon as possible after the Closing Date, and in any event in accordance with the applicable time set forth on Section 6.20(b) of the Seller Schedule undertake all actions necessary to effect the transfer of such Regulatory Approvals, including complying with the requirements under applicable Laws and requests of Governmental Authorities with respect to the transfer of such Regulatory Approvals.  Within the applicable time set forth on Section 6.20(b) of the Seller Schedule, each Party, as appropriate, shall, amend, update, cancel or establish any manufacturer registrations and product listings for each of the Subject Products as needed to comply with applicable Regulatory Laws.  Seller will upon Purchaser’s request provide reasonable assistance to Purchaser with respect to the transfer of such Regulatory Approvals. For clarity, Purchaser shall be responsible for all out-of-pocket costs incurred in connection with any such transfers, registrations and listings, including costs arising from procurement of certain ancillary documents, registration file transfer, document transfer, archive copying and document legalization.

(c)With respect to Purchased Regulatory Approvals for which the Seller or any Selling Affiliate continues to hold in accordance with Section 2.5, the Seller shall, and shall cause the relevant Selling Affiliates to, use reasonable efforts to maintain the Purchased Regulatory Approvals, including to continue as holder or applicant of the Purchased Regulatory Approvals, to support routine maintenance and to pursue any ongoing variations, amendments and renewals of the Purchased Regulatory Approvals, which are pending as of the Closing Date, unless otherwise mutually agreed by the Parties.  Purchaser shall promptly inform the Seller (without any request of the Seller being required) of any changes in the Product, Manufacturing processes or any other items requiring submission to any Governmental Authority in order to maintain the Purchased Regulatory Approvals.  Purchaser shall upon Seller’s reasonable request provide reasonable assistance to the Seller with respect to the maintenance of such Purchased Regulatory Approvals.  Purchaser shall reimburse the Seller for any out-of-pocket costs and expenses incurred by the Seller or any of its Affiliates in connection with the maintenance of the Purchased Regulatory Approvals.

(d)The Seller shall, however, not be obligated to continue to own and maintain such Purchased Regulatory Approvals in any jurisdiction for longer than the time set forth next to such jurisdiction on Section 6.20(b) of the Seller Schedule except to the extent Purchaser has not yet obtained an applicable Purchased Regulatory Approval as the direct result of the Seller having failed to make any required filings for a transfer of such Purchased Regulatory Approval pursuant to this Agreement.  Irrespective of whether the Purchased Regulatory Approvals have been transferred or not, from and after the Closing Date, neither the Seller nor any of its Affiliates shall be responsible for conducting any studies or testing (including non-clinical, clinical and stability studies) concerning any Subject Product, except to the extent the failure by the Seller or any of its Affiliates to conduct such study would be a violation of applicable Law (in which exceptional case the Seller shall, and shall procure that its applicable Affiliates will, at the cost of Purchaser, conduct such studies until such studies may be transferred to Purchaser).

Section 6.21Exclusivity.  During the Pre-Closing Period, the Seller or its Affiliates shall not, and they shall not authorize or knowingly permit any of their respective representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (b) furnish to any Person (other than Purchaser, its Affiliates or their respective designees) any nonpublic information relating to the Business, or afford to any Person (other than Purchaser, its Affiliates or their respective designees) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Seller, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal.  To the extent permitted by applicable Law or confidentiality obligations, Seller shall promptly notify the Purchaser if any director, executive officer or representative of Seller becomes aware of any receipt by such Person of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.  The Seller and the Selling Affiliates shall, and shall cause their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Purchaser, its Affiliates or their respective designees) conducted heretofore with respect to any of the foregoing.

Section 6.22Financing.

(a)Purchaser or its Affiliate, as applicable, shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the proceeds of the Debt Financing on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to:

(i)maintain in effect the Debt Commitment Letter;

(ii)negotiate and enter into all of the definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date or on other terms no less favorable to the Purchaser or its Affiliate, as applicable, taken as a whole (including with respect to the conditionality thereof); and

(iii)comply with its obligations in the Debt Commitment Letter and the Definitive Agreements.

(b)In the event that all conditions contained in the Debt Commitment Letter have been satisfied (or upon such funding will be satisfied), Purchaser or its Affiliate, as applicable, shall cause the Lenders to fund the Debt Financing and to pay related fees and expenses on the Closing Date. Purchaser or its Affiliate, as applicable, shall comply with its obligations, and enforce its rights, under the Debt Commitment Letter.

(c)Purchaser or its Affiliate, as applicable, shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed):

(i)permit any material amendment, replacement, supplement or modification to, or any material waiver of any provision or remedy under, the Debt Commitment Letter if such amendment, modification, waiver or remedy could be reasonably expected to prevent, impede or delay in any material respect the consummation of the transactions contemplated by this Agreement or impose any new or additional conditions or otherwise expand, amend or modify any other provision of the Debt Commitment Letter that would materially and adversely affect the ability of Purchaser to fund its obligations when due under this Agreement; or

(ii)terminate, or permit the termination of, the Debt Commitment Letter (other than termination upon entering into a Definitive Agreement), unless such Debt Commitment Letter is replaced with a new commitment that, were it structured as an amendment to an existing Debt Commitment Letter, would satisfy the requirements of the foregoing clause (i).  For the avoidance of doubt, nothing herein shall prevent the Purchaser or its Affiliate, as applicable, from replacing or amending the Debt Commitment Letter in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof or as required pursuant to the market flex provisions in the fee letters.

(d)In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Purchaser or its Affiliate, as applicable will use its reasonable best efforts to: (i) obtain alternative debt financing (in an amount sufficient for the Purchaser to pay the Purchase Price) from the same or other sources that are on terms that are no less favorable, taken as a whole, to Purchaser or its Affiliate, as applicable, and (ii) promptly notify Seller of such unavailability and the reason therefor.  For the purposes of this Agreement, the term Debt Commitment Letter shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letters remaining in effect at the time in question), as well as all amendments, modifications and supplements permitted under this Agreement.

(e)Purchaser shall provide Seller with prompt written notice of (i) any material breach or default by any party to the Debt Commitment Letter or the Definitive Agreements of which Purchaser or its Affiliate, as applicable, becomes aware or (ii) the receipt of any notice or other communication from any financing source with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Definitive Agreements of any provision thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Definitive Agreements); provided, that any information disclosed in such notice shall be subject to the confidentiality covenants set forth in Section 6.3.  Notwithstanding the foregoing, compliance by Purchaser with this Section 6.22 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available and Purchaser acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Purchaser’s or its Affiliate’s, as applicable, ability to obtain the Debt Financing (or any alternative financing) or any specific term with respect to such financing.

Section 6.23Financing Cooperation.

(a)Prior to the Closing, Seller shall use reasonable best efforts to provide, and to cause its Affiliates to provide, to Purchaser or its Affiliate, as applicable, and at Purchaser’s sole expense, such cooperation reasonably requested by Purchaser in connection with the Debt Financing including:

(i)assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and similar syndication materials; participating in a reasonable number of meetings (including customary meetings among the finance providers, prospective lenders and investors, and senior management and representatives of the Seller and meetings with rating agencies) and providing customary authorization letters to the financing providers authorizing the distribution of information to prospective lenders or investors

(ii)providing all reasonably available financial information of the type and form customarily included in offering documents used for the syndication of credit facilities of the type to be included in the Debt Financing and as may reasonably be requested in connection with the structuring, arrangement and syndication of the Debt Financing; provided, that the Seller shall not provide any pro forma financial information or information about the Seller on an unconsolidated basis;

(iii)reasonably assisting in (A) the preparation and execution and delivery of one or more credit or other agreements governing the Debt Financing, as well as any security documents, intercreditor documents, certificates or other definitive financing documents in connection with the Debt Financing and (B) the facilitation of pledging of collateral and negotiation of payoff letters and lien releases on the Purchased Assets; and

(iv)providing to Purchaser all documentation and other information reasonably requested by Purchaser to comply with applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act and the Lenders’ corresponding internal policies of general application to all borrowers), to the extent reasonably requested by Purchaser in connection with the Debt Financing at least 10 Business Days prior to Closing;

provided, however, that in no event shall cooperation by Seller be required to the extent it would, or would be reasonably likely to, (A) interfere unreasonably with the business or operations of the Seller, (B) require the Seller to take any action that will conflict with or violate the Seller’s constitutional documents or any applicable Law, (C) require the Seller to enter into or approve any documentation referred to in paragraph (iii) above that takes effect or is effective prior to the Closing or (D) require the Seller to bear any out of pocket cost or expense, pay any fee or provide any indemnity, in each case to the extent effective prior to the Closing.

(b)Purchaser or its Affiliate, as applicable, shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective representatives for all reasonable and documented out of pocket costs and expenses incurred in connection with the cooperation contemplated by this Section 6.23 (including reasonable and documented legal and accounting fees and expenses).  Purchaser or its Affiliate, as applicable, shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses suffered or incurred by it in connection with the arrangement of the Debt Financing (including any information utilized in connection therewith in each case prior to the Closing occurring), except to the extent that such Losses arise out of or in connection with the willful misconduct, bad faith or Fraud by Seller or any of its Affiliates.

Section 6.24Guaranty.  Parent Guarantor shall cause Purchaser to timely perform and fulfill its obligations (including payment obligations) under this Agreement and the Ancillary Agreements if, as and when due and shall perform the obligations of Purchaser if Purchaser is unable to, or does not, promptly perform its obligations under this Agreement or any Ancillary Agreement.  Parent Guarantor hereby irrevocably and unconditionally guarantees the complete, timely and full discharge by Purchaser of all of its covenants, agreements, obligations and Liabilities under this Agreement and the Ancillary Agreements, including the due and punctual payment of all amounts which are or may become due and payable by Purchaser hereunder or thereunder if, when and as the same shall become due and payable (collectively, the “Obligations”), in accordance with the terms hereof; provided, that in no event shall Parent Guarantor’s aggregate liability hereunder exceed the Purchase Price (the “Guaranty Cap”).  Parent Guarantor acknowledges and agrees that, with respect to all Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Purchaser.  If Purchaser shall default in the due and punctual performance of any Obligations, including the full and timely payment of any amount due and payable pursuant to any Obligations, Parent Guarantor will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense, subject to the Guaranty Cap.  The guaranty set forth in this Section 6.24 is absolute and unconditional and Parent Guarantor waives any and all defenses available to a guarantor (other than performance in full by Purchaser) that would not be available to Parent Guarantor if Parent Guarantor was the purchasing entity under this Agreement or any Ancillary Agreement instead of Purchaser. Notwithstanding anything to the contrary contained in this Section 6.24 or otherwise, the Parties hereby agree that (a) to the extent Purchaser is relieved of any of its obligations under this Agreement or any Ancillary Agreement, Parent Guarantor shall be similarly relieved of its corresponding obligations under this Section 6.24, (b) Parent Guarantor shall have all rights, remedies, set-offs and defenses to the payment of the Obligation that would be available to Purchaser under this Agreement or any Ancillary Agreement, as well as any defenses in respect of any Fraud of the Seller or its Affiliates and (c) any payment made by or on behalf of Purchaser with respect to the Obligations shall reduce the Obligations of the Parent Guarantor under this Section 6.24 accordingly.

Section 6.25License.  Effective as of the Closing, Seller hereby grants to Purchaser an irrevocable and perpetual non-exclusive, worldwide, fully paid-up, freely transferable (solely to Affiliates or Third Parties to which Purchaser is transferring rights to Exploit Subject Products), royalty-free right and license, with the right to grant sublicenses in multiple tiers (solely to

Affiliates or Third Parties to which Purchaser is sublicensing rights to sell Subject Products), under all Intellectual Property and Know-How (other than Purchased Intellectual Property and Purchased Know-How) Controlled by Seller or its Affiliates as of the Closing Date (or after the Closing Date to the extent such Intellectual Property and Know-How Controlled by Seller or its Affiliates arises under the Transitional Services Agreement) that is necessary to Exploit Subject Products and for the sole purpose of, and solely to the extent necessary for, Exploiting Subject Products.

Section 6.26Technology Transfer Payments.  From and after the Closing Date, Seller shall promptly reimburse Purchaser for any and all payments owed and unpaid by or on behalf of Seller to Patheon Manufacturing Services LLC in connection with technology transfer services related to the Product manufactured prior to the Closing Date within 15 Business Days following Purchaser’s receipt of an invoice therefor, with reasonable supporting documentation.

Section 6.27Patents; Licensing; Royalty Buy-Out.

(a)From and after the Closing Date, Purchaser shall maintain all the Purchased Intellectual Property that are Patents that contain issued and unexpired Valid Claims, and use diligent efforts to prosecute in good faith all Purchased Intellectual Property that are Patents that are pending patent applications.

(b)Unless consented to by the Seller (such consent not to be unreasonably withheld, conditioned or delayed), neither Purchaser nor any of its Affiliates shall [***].

(c)Prior to Closing, the Parties shall discuss and consider a mechanism and valuation method that would provide the Purchaser with a right to buy-out the remaining Royalty Term in the future.  If the terms and conditions of such a mechanism are mutually agreed (in each Party’s sole discretion), the Parties would expect to amend and restate this Agreement in order to make corresponding adjustments to the provisions relating to payment of the Royalty and the consent requirement under Section 6.27(b).

Section 6.28SVB Consent; UCC amendments.

(a)Seller (i) shall cause each of the conditions in Section 3 of the SVB Consent to be satisfied on the Closing Date and (ii) shall not, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), permit (x) the termination of the SVB Consent or (y) any material amendment, replacement, supplement or modification to, or any material waiver of any provision under, the SVB Consent if such amendment, modification, waiver or remedy could be reasonably expected to prevent, impede or delay satisfaction of the conditions in Section 3 of the SVB Consent or the effectiveness of the consent granted thereunder, in each case, prior to the Closing Date.

(b)On the Closing Date, Seller shall file UCC amendments, in form reasonably satisfactory to the Purchaser, expressly excluding the Purchased Assets from the description of collateral in the financing statements on record with respect to the Lien granted under the Loan Agreement (as defined in the SVB Consent).

* [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Section 6.29Replicative Agreements.  From and after the Closing Date, Seller shall use commercially reasonable efforts to assist Purchaser in negotiating agreements between Purchaser and each of the counterparties to the Contracts listed on Section 6.29 of the Seller Schedule (each, a “Retained Shared Contract”), such agreements to be on substantially the same terms and conditions as the Retained Shared Contracts.  Until the earlier of such time as Purchaser enters into such an agreement with respect to each Retained Shared Contract and one year following the Closing Date, such Retained Shared Contract shall be deemed to be a “Shared Contract” for purposes of Section 2.5(c) of this Agreement (except that such Retained Shared Contract shall not be assigned, transferred or otherwise conveyed by Seller to Purchaser).

ARTICLE VII

Conditions to Closing

Section 7.1Conditions to Each Party’s Obligations.  The obligations of Purchaser and the Seller to consummate the Closing are subject to the satisfaction (or waiver in writing by the Party whose obligations to consummate the Closing are subject thereto) at or prior to the Closing of the following conditions:

(a)Governmental Approvals.  Any applicable waiting period under the HSR Act shall have expired or been terminated.

(b)No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or enforced any applicable Law or preliminary or permanent injunction or order which is in effect and which prohibits, enjoins or otherwise restrains the Acquisition and no Action seeking any such injunction or order shall have been filed with any Governmental Authority, which Action remains pending as of the Closing.

Section 7.2Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver, to the extent permitted by applicable Law, by Purchaser) at or prior to the Closing of the following conditions:

(a)Representations and Warranties.  (i) The Seller Specified Representations shall be true and correct in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the representations and warranties of the Seller set forth in this Agreement (other than the Seller Specified Representations) shall be true and correct (without giving effect to any “materiality” or “Business Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of the Seller to be so true and correct would not reasonably be expected to have a Business Material Adverse Effect.

(b)Performance of Obligations of the Seller.  The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(c)Deliverables by the Seller.  The Seller shall have complied in all respects with the provisions of Section 2.8(a).

(d)Approvals. The Seller shall have obtained consents from the Persons set forth on Section 2.8(a)(xiii) of the Seller Schedule.

(e)No Business Material Adverse Effect.  From the Execution Date until the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute or could reasonably be expected to constitute a Business Material Adverse Effect.

Section 7.3Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the Closing is subject to the satisfaction (or waiver, to the extent permitted by applicable Law, by the Seller) on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties.  (i) The Purchaser Specified Representations and the representations and warranties of Purchaser set forth in Section 4.9 (Financial Ability) and Section 4.6 (Solvency) shall be true and correct in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the representations and warranties of Purchaser (other than those described in the immediately preceding clause (i)) set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of any of such representations and warranties of Purchaser to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(c)Deliverables by Purchaser.  Purchaser shall have complied in all respects with the provisions of Section 2.8(b).

Section 7.4Frustration of Closing Conditions.  Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE VIII

Termination

Section 8.1Termination.  This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements abandoned at any time prior to the Closing:

(a)by mutual written consent of the Seller and Purchaser;

(b)by Seller or Purchaser, by written notice to the other Party:

(i)if the Closing does not occur on or prior to the date that is 120 days following the Execution Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose willful breach or failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the failure of the Closing to have occurred on or before the Outside Date.

(ii)if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose willful breach or failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the issuance of such non-appealable final order, decree or judgment.

(c)by Purchaser, by written notice to the Seller, if the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.1 or 7.2 and (ii) cannot be cured by the Seller by the Outside Date, or if capable of being cured, shall not have been cured by the earlier of (1) the 30th day following receipt by the Seller of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination and (2) the Outside Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Sections 7.1 or 7.3 not being satisfied; or

(d)by the Seller, by written notice to Purchaser, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.1 or 7.3 and (ii) cannot be cured by Purchaser by the Outside Date, or if capable of being cured, shall not have been cured by the earlier of (A) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from the Seller stating the Seller’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination and (B) the Outside Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Seller is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Sections 7.1 or 7.2 not being satisfied (other than those conditions that (x) by their terms are to be satisfied at the

Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement).

Section 8.2Effect of Termination.

(a)In the event of termination by the Seller or Purchaser pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Section 6.3 (Confidentiality), Section 6.6 (Publicity), Article VIII (Termination), Section 11.3 (Fees and Expenses), Section 11.4 (Notices), Section 11.5 (Interpretation), Section 11.9 (Governing Law) and Section 11.10 (Waiver of Jury Trial), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or Seller or their respective Affiliates or representatives, except as liability may exist pursuant to the sections specified in this Section 8.2(a) that survive such termination.

(b)If the transactions contemplated by this Agreement are terminated as provided herein (i) Purchaser promptly shall, and shall cause each of its controlled Affiliates and representatives who were provided with Confidential Information by Purchaser to, return to the Seller or destroy, all Confidential Information and other documents and other material received from the Seller or any of its Affiliates or their respective representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; (ii) all information received by Purchaser or its Affiliates or representatives with respect to the business of the Seller and its Affiliates shall be treated in accordance with Section 6.3(a), which the Parties agree shall remain in full force and effect notwithstanding the termination of this Agreement and (iii) as soon as practicable following a termination of this Agreement for any reason, but in no event more than 30 days after such termination, Purchaser and the Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party to any Governmental Authority or other person.

ARTICLE IX

Indemnification; Survival

Section 9.1Indemnification by the Seller.  Subject to the provisions of this Article IX, from and after the Closing, the Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, representatives and employees (collectively, the “Purchaser Indemnitees”), from and against any and all out-of-pocket losses, damages, charges, claims, fines, penalties, interest or expenses, including reasonable third-party legal fees and expenses in connection with any Action (collectively, “Losses”), suffered, incurred or sustained by a Purchaser Indemnitee to the extent arising or resulting from any of the following:

(a)any breach of any representation or warranty of Seller contained in this Agreement; provided, that all “material,” “materiality,” “Business Material Adverse Effect” or similar qualifications limiting the scope of such representation or warranty shall be disregarded for the purposes of this Article IX (solely for the purposes of determining the amount of Loss resulting from any such breach);

(b)any breach or failure by Seller to perform any covenant or agreement of the Seller contained in this Agreement; and

(c)any Excluded Asset or Retained Liability.

Section 9.2Indemnification by Purchaser.  Subject to the provisions of this Article IX, from and after the Closing, Purchaser shall indemnify the Seller and its Affiliates and each of their respective officers, directors representatives and employees (the “Seller Indemnitees”) from and against any and all Losses, actually suffered, incurred or sustained by a Seller Indemnitee, to the extent arising or resulting from any of the following:

(a)any breach of any representation or warranty of Purchaser contained in this Agreement;

(b)any breach or failure by Purchaser to perform any covenant of Purchaser contained in this Agreement; and

(c)any Assumed Liability.

Section 9.3Indemnification Procedures.

(a)Third Party Claims.  If any Party (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Sections 9.1 or 9.2 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other Party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice within the time frame specified will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense, appeal or settlement proceedings thereof.  If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense, appeal or settlement proceedings of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim if (x) the claim seeks injunctive or other equitable relief or (y) the Indemnified Party shall have reasonably concluded that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party that would make separate representation inadvisable, including, for the avoidance of doubt, any Third Party Action involving a warranty or other claim in connection with (i) Tax Returns or (ii) a commercial relationship between or involving the third party claimant or its Affiliates, on the one hand, and the Indemnified Party or its Affiliates, on the other hand.  The Indemnified Party shall diligently conduct such defense, appeal or settlement

(including the making of all filings and responses due during such time) during the period prior to the assumption of such defense, appeal or settlement proceeding by the Indemnifying Party, or the expiration of such 30-day notice period.  So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Third Party Claim, (ii) the Indemnified Party shall not file any papers with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party shall not admit to any wrongdoing by the Indemnified Party.  The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party with respect to such Third Party Claim or to which settlement the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed).  As to any Third Party Claim with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.  The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.  The Parties will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings with respect to a Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)Other Claims.

(i)As soon as reasonably practicable, but in no event later than 30 days, after an Indemnified Party becomes aware of any claim (a “Direct Claim”) that does not involve a Third Party Claim that might result in Losses for which such Indemnified Party may be entitled to indemnification under this Article IX, the Indemnified Party shall provide written notice (a “Claim Notice”) to the Indemnifying Party: stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Direct Claim), the method of computation thereof (to the extent known or estimated) and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Direct Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such Claim Notice within the time frame specified will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(ii)Following receipt of a Claim Notice from an Indemnified Party, the Indemnifying Party shall have 60 days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable.  For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party or its representatives the information relied upon by the Indemnified Party to substantiate the claim and all other information in the Indemnified Party’s possession or under the Indemnified Party’s control that the Indemnifying Party reasonably requests.

(iii)Within such 60-day period, an Indemnifying Party may object to any claim set forth in such Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Objection Notice”).  Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail.  If an Indemnification Objection Notice is not delivered by the Indemnifying Party to the Indemnified Party within 60 days after receipt by the Indemnifying Party of the Claim Notice (the “Indemnification Objection Period”), the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

(iv)If an Indemnifying Party shall object in writing during the Indemnification Objection Period to any claim or claims by an Indemnified Party made in any Claim Notice, the Indemnified Party shall have 30 days after its receipt of the Indemnification Objection Notice to respond in a written statement to such objection.  If after such 30-day period there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 20 days (or any mutually agreed upon extension thereof) thereafter to agree in writing upon the rights of the respective Parties with respect to each of such claims.  If no such written agreement can be reached after good faith negotiation, each of the Indemnifying Party and the Indemnified Party may take action to resolve the objection in accordance with Sections 11.9, 11.10 and 11.11.

Section 9.4Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)except with respect to claims for Losses arising from Fraud, Seller shall not be liable for any Losses with respect to the matters set forth in Section 9.1(a) (i) unless the amount of Losses with respect to any individual indemnified matter (together with Losses from any substantially similar event, occurrence, condition or set of facts or circumstances) is greater than $[***] (“Per Claim Threshold”) and (ii) until the aggregate amount of all such Losses exceeds $[***] (the “Basket”); provided, however, that Losses attributable to a breach of any Seller Specified Representations shall not be subject to the Per Claim Threshold or the Basket; and provided, further, however, that if such aggregate amount of Losses exceeds the Basket, then the Purchaser Indemnitee shall be entitled to indemnification for the entire amount of all such Losses.

(b)except with respect to claims for Losses arising from Fraud, Purchaser shall not be liable for any Losses with respect to the matters set forth in Section 9.2(a) until the aggregate amount of all such Losses exceeds the Basket; provided, however, that if such aggregate amount of Losses exceeds the Basket, then the Seller Indemnitee shall be entitled to indemnification for the entire amount of all such Losses.

(c)except with respect to claims for Losses arising from Fraud, the Seller’s maximum liabilities to the Purchaser Indemnitees under Section 9.1(a) shall not exceed an aggregate amount equal to $[***] (the “Cap”); provided, however, that for Losses attributable to a breach of any Seller Specified Representations, the Cap shall equal the Purchase Price.

* [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

(d)except with respect to claims for Losses arising from Fraud, the Purchaser’s maximum liabilities to the Seller Indemnitees under Section 9.2(a) shall not exceed an aggregate amount equal to the Cap; provided, however, that for Losses attributable to a breach of any Purchaser Specified Representations, the Cap shall equal the Purchase Price.

(e)without limitation to the other provisions of this Section 9.4, except with respect to claims for Losses arising from Fraud, the maximum liabilities to the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, under this Article IX shall not exceed an aggregate amount equal to the Purchase Price;

(f)no Party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable;

(g)no Party shall be liable for any Losses to the extent the Purchaser Indemnitees or the Seller Indemnitees, as applicable, failed to take reasonable steps to mitigate such Losses or otherwise comply with its duty to mitigate in accordance with Laws and Section 9.5(c);

(h)no Party shall be liable for any Loss to the extent arising from (i) a change in Law or a change in accounting or taxation policy or practice made after the Closing, other than a change required to comply with any Law, policy or practice in effect on the Execution Date, or (ii) any Law not in force on the Execution Date or any change in Law which takes effect retroactively or occurs as a result of any increase in the rates of taxation in force on the Execution Date;

(i)no Party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such Party unless a timely claim therefore is asserted with specificity and in writing by the Indemnified Party in accordance with Section 9.7, failing which such claim shall be waived and extinguished; and

(j)Losses shall include only direct and actual losses, and shall not include special, indirect, incidental, exemplary, punitive or consequential damages of any Party or lost or anticipated profits, revenues or opportunities or business interruption of any other Party, or any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology, whether or not caused by or resulting from the actions of a Party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise; provided, however, that nothing in this Section 9.4 shall preclude any recovery by an Indemnified Party against an Indemnifying Party for a Third Party Claim otherwise recoverable hereunder.

Section 9.5Calculation of Indemnity Payments.

(a)The amount of any Loss for which indemnification is provided under this Article IX shall be (i) net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss, and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.  In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

(b)If an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) (1) the amount paid by the Indemnifying Party in respect of such Losses plus (2) the amount received by the Indemnified Party in respect thereof over (ii) the full amount of the Losses.  In the event that an Indemnified Party has any rights against a third party with respect to any Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment.  Without limiting the generality of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c)Each Party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate any Loss indemnifiable hereunder upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss.  No Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

Section 9.6Exclusivity.

(a)Except (i) as expressly provided for in this Agreement or in the Ancillary Agreements in accordance with their terms and (ii) with respect to Losses resulting from Fraud, from and after the Closing, each Party’s sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Business, the Purchased Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and the remedies in Section 11.13, as applicable.  In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action whether based on warranty, in contract, in tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise that such Party or any other Purchaser Indemnitee or Seller Indemnitee, as applicable, may have against the other Party, any of its Affiliates or any other Person, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX, the remedies in Section 11.13, and except with respect to Losses resulting from Fraud.  Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of one Party, on the one hand, or the other Party, on the other hand, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

(b)Purchaser, on behalf of itself and each other Purchaser Indemnitee, acknowledges and agrees that Sellers’s indemnification obligations under Article IX will be paid solely as follows: (A) first, by way of deduction and set off against any (i) Royalty or (ii)

Milestone Payment, in each case, owed by Purchaser to the Seller and (B) second, by direct payment by Seller to the applicable Purchaser Indemnitee (other than with respect to claims for indemnification under Section 9.1(a) for breach of representations and warranties of Seller that are not Seller Specified Representations, which shall only be payable pursuant to clause (A)(i)); provided, that nothing herein shall in any way limit the Purchaser’s recourse against any Person in respect of Fraud.

Section 9.7Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and the Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or corresponding provision of state, local or non-U.S.  Tax Laws).

Section 9.8Survival.  The representations and warranties of Seller contained in this Agreement shall survive the Closing and shall terminate at the close of business *[***] months following the Closing; provided, however, that (i) the Seller Specified Representations shall survive the Closing and shall terminate at the close of business six years following the Closing and (ii) the representations and warranties contained in Section 3.8 (Taxes) shall survive the Closing and shall terminate 90 days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any extension thereof), or, if no such statute of limitations exists, until the 10-year anniversary of the date hereof.  The representations and warranties of Purchaser and Parent Guarantor contained in this Agreement shall survive the Closing solely for purposes of Section 9.2(a) and shall terminate at the close of business one year following the Closing, other than the representation and warranty set forth in Section 4.6 (Solvency) and Section 4.9 (Financial Ability), which shall terminate 90 days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any extension thereof) or, if longer, the fourth anniversary of the Closing.  None of the covenants or agreements contained in this Agreement or in any Ancillary Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date.  No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof unless a notice of a breach thereof giving rise to a right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.  Notwithstanding anything to the contrary hereunder, if notice of an indemnifiable claim is properly delivered in accordance with the terms of this Agreement prior to the expiration of the applicable survival period, the survival period for such claim shall continue until such claim is fully resolved.

ARTICLE X

Tax matters

Section 10.1Tax Covenants.

(a)Purchase Price Allocation.  As soon as reasonably practicable following the Execution Date and prior to the Closing Date, Purchaser and the Seller shall use commercially reasonable efforts to agree on an allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets; provided, however, that upon the written request of one Party to the other Party, the Parties shall continue to use commercially reasonable efforts to agree on such an allocation for 60 days following the Closing Date.  The allocation shall be consistent

* [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

with the Estimated Inventory Value, Section 1060 of the Code and the Treasury Regulations issued thereunder, and the methodology described in Section 10.1(a) of the Seller Schedule.  If the Parties agree on such an allocation (such agreed allocation, if any, the “Final Allocation”), The Final Allocation shall thereafter be amended to reflect any adjustments to the Purchase Price or the Assumed Liabilities under this Agreement, including Section 2.7(b), Section 2.7(c) and Section 2.7(i), and shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and any provisions of state and local Tax Law, as appropriate) and the methodology described in Section 10.1(a) of the Seller Schedule.  Each of Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other applicable Party, and shall retain and (upon the other applicable Party’s request) furnish or cause to be furnished to the other applicable Party, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return.  Purchaser and the Seller agree that, for purposes of applicable Tax Law, each of the Seller, Purchaser and their respective Affiliates shall (i) prepare and file their respective Tax Returns that are filed after the Closing Date on a basis consistent with the Final Allocation (as adjusted, if applicable); (ii) to the extent required by applicable Law, file a duly completed IRS Form 8594 (Asset Allocation Statement) consistent with the Final Allocation and amend such IRS Form 8594 if the Final Allocation is adjusted from time to time; (iii) take no position inconsistent with the Final Allocation (as adjusted, if applicable) in any Tax Proceeding unless otherwise required by applicable Law or required as a result of a “determination” within the meaning of Section 1313 of the Code (or similar provision of state, local or non-U.S.  Tax Law); (iv) notify the other Party of any notice from any Taxing Authority disputing or reasonably expected to dispute the Final Allocation (as adjusted, if applicable); and (v) use commercially reasonable efforts to defend the Final Allocation (as adjusted, applicable) in any Tax Proceeding in accordance with the procedures for Tax Proceedings set forth in Section 10.3(c), unless otherwise required by applicable Law or required as a result of a “determination” within the meaning of Section 1313 of the Code (or similar provision of state, local or non-U.S. Tax Law).  If Purchaser and the Seller cannot agree on a Final Allocation, each of Purchaser and the Seller and their respective Affiliates may separately determine the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets in any manner consistent with applicable Tax Law.

(b)Transfer Taxes.  Purchaser shall be responsible for paying all Transfer Taxes.  The Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes.  The Seller and Purchaser, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

Section 10.2Cooperation.  The Seller and Purchaser shall each reasonably cooperate, and shall cause their respective Affiliates reasonably to cooperate, in preparing and filing all Tax Returns of the Seller or otherwise relating to the Purchased Assets or the Business, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.  The Seller and its Affiliates will need access, from time to time after the Closing Date, to certain accounting and Tax records and information held by Purchaser or its Affiliates to the extent such records and information pertain to the Purchased Assets or the Business prior to the Closing.  Therefore, Purchaser shall, and shall cause each of its Affiliates to, (i) use its best efforts to properly retain and maintain such records until such time as the Seller agree that such retention and maintenance is no longer necessary, and (ii) allow the Seller, its Affiliates and their respective agents and representatives to inspect, review and make copies of such records as the Seller may deem necessary or appropriate from time to time pursuant to the procedures set forth in Section 10.3(c); provided, however, that neither Purchaser nor any of its Affiliates shall have the right to inspect, review or make copies of any income Tax Returns of Seller or its Affiliates.

Section 10.3Payment of Taxes and Tax Proceedings.

(a)Straddle Tax Periods.  In the case of any Tax with respect to the Business or the Purchased Assets that is assessed with respect to a Straddle Tax Period, the amount of any Taxes based on or measured by sales, use, receipts, or other similar items of the Business for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Business for a Straddle Tax Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Tax Period.  All Straddle Tax Period Taxes not allocated to the Pre-Closing Tax Period pursuant to the foregoing sentence of this Section 10.3(a) shall be allocated to the Post-Closing Tax Period.

(b)Payment of Taxes.  Neither Purchaser nor any of its Affiliates shall file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period or a Straddle Tax Period without the prior written consent of the Seller.  Purchaser shall (i) prepare and timely file all Tax Returns (other than any income Tax Returns or Washington B&O Tax Returns of the Seller or its Affiliates) with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period or Straddle Tax Period that are required to be filed (taking into account customary extensions in the ordinary course) after the Closing and (ii) pay all Taxes shown as due and payable thereon.  All Taxes with respect to the Business or the Purchased Assets that relate to a Straddle Tax Period shall be allocated to the Pre-Closing Tax Period in accordance with Section 10.3(a), and all other Taxes with respect to the Business or the Purchased Assets that relate to a Straddle Tax Period shall be allocated to the Post-Closing Tax Period.  If at the time of the applicable Closing the rate of Tax or the assessed valuation for the taxable period in which the applicable Closing occurs has not yet been fixed, Taxes imposed on a periodic basis shall be prorated based on the rate of Tax and assessed valuation established for the immediately preceding taxable period.  The Seller shall reimburse Purchaser for any Taxes paid by Purchaser pursuant to this Section 10.3(b) in respect of a Pre-Closing Tax Period or a Straddle Tax Period that is a Retained Liability, and Purchaser shall reimburse Seller for any Taxes paid by Seller or any of its Affiliates pursuant to this Section 10.3(b) in respect of a Post-Closing Tax Period or a Straddle Tax Period that is not a Retained Liability.  Purchaser shall promptly pay over to the Seller any refund of Tax received by Purchaser (including by way of a credit against other Tax liabilities) that is an Excluded Asset.

(c)Tax Proceedings.  The Seller may choose in its sole discretion (at its expense) to control, or cause its Affiliates to control, all Tax Proceedings relating to a Pre-Closing Tax Period and any Taxes that are Retained Liabilities, and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel and whether to forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto).  Each of Purchaser and the Seller shall provide the other with such information and records, and make such of its officers, directors, employees and agents available during normal business hours, as may reasonably be requested by such other party in connection with the preparation of any Tax Return or the conduct of any Tax Proceeding, the Purchased Assets or the Business for any Pre-Closing Tax Period or a Straddle Tax Period.  Notwithstanding anything herein to the contrary, the Seller shall not be required to provide Purchaser with a copy of, or otherwise disclose the contents of, any income Tax Return of the Seller or any of its Affiliates.

ARTICLE XI

Miscellaneous

Section 11.1Assignment.  No Party may assign any of its rights under this Agreement without the prior consent of the other Party; provided, that (a) Purchaser and Parent Guarantor may each (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided, however, that such assignment does not result in any greater Taxes than Seller or any of its Affiliates would otherwise have incurred (provided, further, that in making any such determination, no deduction under Section 250 of the Code shall be taken into consideration); (b) Purchaser and Parent Guarantor may each assign any or all of its respective rights and interests hereunder solely for collateral security purposes in connection with the Debt Financing to any Lenders; and (c)(i) the Seller may assign any of its rights under this Agreement to one or more of its Affiliates or designate one or more of its Affiliates to perform any of its respective obligations hereunder and (ii) after the Closing, a Party may assign this Agreement (and any of its rights, interests or obligations hereunder) to any purchaser of all or a substantial portion of its assets or any successor by operation of law so long as such purchaser or successor agrees to satisfy such Party’s obligations under this Agreement.  In all cases, the assigning party shall remain responsible for the performance of all of its obligations hereunder notwithstanding such assignment. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties.

Section 11.2No Third-Party Beneficiaries.  Except as provided in Sections 9.1 and 9.2, which confer benefits on certain persons who are not party to this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  Notwithstanding the foregoing, the Lenders are intended beneficiaries of Section 11.10 (Waiver of Jury Trial), Section 11.12 (Amendments and Waivers), Section 11.15 (Debt Financing Parties), and this Section 11.2 and shall have the right to rely on and enforce the rights of the Lenders under such Sections.

Section 11.3Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all fees and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses.

Section 11.4Notices.  All notices, requests, consents or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or delivered by any Party (a) upon receipt if delivered personally, (b) on the date of transmission when sent by electronic mail before 5:00 p.m.  Local time at the recipient’s location on a Business Day (and otherwise on the next Business Day), (c) one Business Day after being sent by internationally recognized overnight delivery service or (d) two Business Days after being mailed by first-class mail, postage prepaid, and in each case, addressed as follows:

if to the Seller:

Omeros Corporation

201 Elliott Avenue West

Seattle, WA 98119

Phone: 206-676-5000

Attention: General Counsel

Email: generalcounsel@omeros.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP

415 Mission Street

San Francisco, CA 94105

Attention:Ingrid Rechtin

Email:irechtin@cov.com

if to Purchaser:

Rayner Surgical Inc.

The Ridley Innovation Centre

10 Dominion Way, Worthing,

West Sussex, BN148AQ, United Kingdom

Phone: +44(019) 032-58900

Attention: Legal Counsel

Email: alanhemmant@rayner.com

with a copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attention:Adam H. Golden

Email:adam.golden@freshfields.com

or to such other address(es) or Person as any Party may have specified in a notice duly given to the other Party as provided herein.

Section 11.5Interpretation.

(a)No reference to or disclosure of any matter or item in this Agreement or in the Seller Schedule or the Purchaser Schedule: (i) shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed in this Agreement, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that no Party nor its Affiliates shall be penalized for having disclosed more than may be required by the request); (ii) represents a determination by the Seller or Purchaser, as applicable, or any of their respective Affiliates, that such matter or item did not arise in the ordinary course; (iii) shall imply that such matter or item constitutes or would result in a Business Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, by the criteria set forth in this Agreement; or (iv) shall imply that disclosure of any such matter or item is required by Law or by any Governmental Authority.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred.  The Seller and Purchaser agree that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Schedule or Purchaser Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Schedule or Purchaser Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Schedule or Purchaser Schedule is or is not material for purposes of this Agreement.

(b)All Exhibits and Schedules annexed hereto or referred to herein, the Seller Schedule and the Purchaser Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Seller Schedule and the Purchaser Schedule, as applicable, or in any Exhibit or Schedule annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c)References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(d)The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement, the Seller Schedule and the Purchaser Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules hereto unless otherwise indicated.  The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement.  Unless otherwise specified or where the context otherwise requires, (i) wherever used, the word “or” is used in the inclusive sense (and/or), (ii) references to a Person are also to its permitted successors and assigns, (iii) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, and (iv) references to monetary amounts are denominated in United States Dollars.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP, unless otherwise specified. Any reference in this Agreement to “made available” means a document or other item of information that was provided to Purchaser and its representatives in the Data Room at least one hour prior to release of signature pages of Purchaser and Seller hereto.

(e)The Seller and Purchaser agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in a contract or other document will be construed against the Party drafting such contract or document.

Section 11.6Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.7Entire Agreement.

(a)This Agreement, including the Exhibits, Schedules, Seller Schedule, and Purchaser Schedule and the Ancillary Agreements constitute the entire understanding and agreement between the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement (including the Seller Schedule, Purchaser Schedule, and Exhibits), on the one hand, and the provisions of the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control, except where the respective Ancillary Agreement specifically provides that any specified language therein supersedes any specified language in this Agreement.

(b)The Parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

Section 11.8Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.9Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

Section 11.10Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11Venue.  Notwithstanding anything to the contrary in this Agreement, each of the Seller and Purchaser, on behalf of themselves, their respective Subsidiaries and each of their respective controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise arising out of or relating to, this Agreement or any of the Ancillary Agreements shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise arising out of or relating to this Agreement or any of the Ancillary Agreements in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, and (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court.

Section 11.12Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver.  Except as expressly set forth in this Agreement, the failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).  Notwithstanding anything to the contrary contained in this Agreement, each of Section 11.10 (Waiver of Jury Trial), Section 11.15 (Debt Financing Parties), Section 11.2 (No Third Party Beneficiaries) and this Section 11.12 solely as such Sections relate to the rights or obligations of the Lenders may not be amended, supplemented, waived or otherwise modified in a manner that is materially adverse to a Lender without the prior written consent of such Lender.

Section 11.13Remedies; Specific Performance.

(a)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that any of the Parties do not perform their obligations under the provisions of this Agreement or the Ancillary Agreements (including failing to take such actions as are required of them hereunder to consummate this Agreement or the Ancillary Agreements) in accordance with its specified terms or otherwise breach such provisions.  Subject to Section 11.13(b), the Parties acknowledge and agree that (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Seller or the Selling Affiliates nor Purchaser would have entered into this Agreement.  If any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement by the other Party, the Outside Date shall automatically be extended for so long as the Party bringing such Action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.  The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)If a court rules that a Party breached its obligations under this Agreement in connection with its failure to effect the Closing in accordance with Section 2.6, but declines to effect the Closing in accordance with Section 2.6, on the terms and subject to the conditions in this Agreement, pursuant to a claim for specific performance brought against such Party pursuant to this Section 11.13, then, in addition to the right of the such Party to terminate this Agreement pursuant to Section 8.1, such Party shall have the right to be paid all costs and expenses (including attorneys’ fees) of such Party in connection with all actions to seek specific performance of the other Party’s obligations pursuant to this Agreement and all actions to collect such fee or expenses.  For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 11.13 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 8.1.

(c)Notwithstanding anything contained in this Agreement to the contrary, it is acknowledged and agreed that the Seller shall be entitled to specifically enforce Purchaser’s obligation to effect the Closing on the terms and conditions set forth in this Agreement, but only if (i) all of the conditions set forth in Article VII have been satisfied or waived by the Party entitled to waive (other than those conditions that, by their terms, cannot be satisfied until

Closing), (ii) Seller has irrevocably confirmed in a written notice to Purchaser that if specific performance is granted and the Debt Financing is funded and Purchaser complies with its obligations to effect the Closing pursuant to the terms of this Agreement, then the Closing will occur, (iii) the amounts committed to be funded under the Debt Commitment Letter have been funded, (iv) the Inside Date has passed and (v) Purchaser fails to consummate the Closing on or prior to the date required for Closing under this Agreement. Notwithstanding anything in this Agreement to the contrary: (x) no person other than the Seller shall be entitled to seek specific performance of this Agreement against Purchaser; and (y) none of the Seller, its Affiliates, their respective stakeholders or any other Person shall be entitled to specific performance to cause Purchaser to enforce the terms of the Debt Commitment Letter.

Section 11.14Further Assurances.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party, except that the performing Party shall bear the cost to the extent such action is an express obligation of the performing Party under this Agreement or any document or agreement contemplated hereby.

Section 11.15Debt Financing Parties.  Notwithstanding anything to the contrary in this Agreement, each of the Seller and Purchaser, on behalf of themselves, their respective Subsidiaries and each of their respective controlled Affiliates hereby: (a) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the Transactions or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) except as specifically set forth in the documents relating to the Debt Financing, agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) agrees that service of process upon such Party, its Subsidiaries or its controlled Affiliates in any such Action shall be effective if notice is given in accordance with this Agreement, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Parties will have any liability to the Seller or any of its Subsidiaries or any of their respective Affiliates or representatives (in each case, other than Purchaser or its respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Seller (on behalf of itself and its Subsidiaries and Affiliates) agrees not to commence any Action or proceeding against any Debt Financing Party with respect to the foregoing (and in furtherance and not in limitation of the foregoing, the parties acknowledge and agreed that no Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature) and (h) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.15, and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 11.15) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Lenders (and any such amendment, waiver or other modification without such prior written consent shall be null and void).  For purposes of this Agreement, “Debt Financing Parties” shall mean the Lenders, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Purchaser nor any Affiliate of Purchaser shall be a Debt Financing Party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

RAYNER SURGICAL INC.

by:	/s/ Darren Millington
Name: Darren Michael Millington
Title: Director

OMEROS CORPORATION

by:	/s/ Gregory Demopulos
Name: Gregory A. Demopulos, M.D.
Title: Chairman and Chief Executive Officer

Solely for the purposes of Article V and Section 6.24:

RAYNER SURGICAL GROUP LIMITED

by:	/s/ Darren Millington
Name: Darren Michael Millington
Title: Chief Financial Officer